Exhibit 2.1

PURCHASE AGREEMENT

by and among

RANK ONE COMPUTING CORPORATION,

ZTC HOLDCO, INC.,

ANTHONY J. ZUCCARO,

EMILY J. SVERCHEK,

and

ZUCCARO TECHNICAL CONSULTING LLC

Dated as of June 23, 2026

i

ii

APPENDICES, EXHIBITS AND SCHEDULES

Appendix A	–	Definitions
Exhibit A	–	Purchased Securities
Exhibit B	–	Restricted Stock Agreement
Exhibit C	–	Restrictive Covenant Agreement
Exhibit D-1	–	Zuccaro Employment Agreement
Exhibit D-2	–	Sverchek Employment Agreement
Exhibit E	–	Allocation Methodology
Exhibit F	–	Net Working Capital Principles
Annex I	–	Net Working Capital Illustrative Example

Disclosure Schedules

Schedule 2.5(e) - Creditors
Schedule 2.5(k) - Offer Letters
Schedule 5.3(a)(v) - Special Indemnities

iii

This PURCHASE AGREEMENT is dated as of June 23, 2026 (this “Agreement”) by and among Rank One Computing Corporation, a Colorado corporation (“Buyer”), Zuccaro Technical Consulting LLC, a Maryland limited liability company (the “Company”), ZTC Holdco, Inc., a Maryland corporation (the “Seller”), Anthony J. Zuccaro (“Zuccaro”) and Emily J. Sverchek (“Sverchek” and, together with Zuccaro, the “Owners”, and the Owners collectively with the Seller, the “Seller Parties”, and each, a “Seller Party”). Buyer, the Company, and the Seller Parties may be referred to herein individually as a “party” and collectively as the “parties.”

WHEREAS, the Company is in the business of providing digital evidence, federal digital forensics, data exploitation, and related engineering and technical consulting services (the “Business”);

WHEREAS, prior to Closing (as defined herein), the Seller, the Owners and the Company consummated a reorganization of the Company, through the transactions described in this recital (collectively, the “Reorganization”): (i) the Owners caused the incorporation of the Seller by filing the Articles of Incorporation of the Seller with the Secretary of State of the State of Maryland; (ii) on June 18, 2026, the Owners contributed all of the Owners’ issued and outstanding equity interests of the Company to the Seller in exchange for all of the common shares of capital stock of the Seller (the “Contribution”); (iii) effective as of the date of the Contribution, the Seller elected for the Company to be treated as a qualified subchapter S subsidiary of the Seller (the “Qsub Election”) under the Code and the Treasury Regulations; and (iv) effective on June 19, 2026, the Company elected to be classified as a disregarded entity under Treasury Regulation Section 301.7701-3 (the “CTB Election”). The transactions contemplated by clauses (i) through (iii) are intended to be treated as an “F” reorganization pursuant to Section 368(a)(1)(F) of the Code;

WHEREAS, following the Reorganization and as of the date hereof and the Closing Date:(i) the Seller owns 100% of the issued and outstanding equity interests of the Company; (ii) Zuccaro owns 65% of the issued and outstanding equity interests of the Seller: and (iii) Sverchek owns 35% of the issued and outstanding equity interests of the Seller; and

WHEREAS, on the terms set forth herein, the Seller wishes to sell, transfer, convey and assign to Buyer, and Buyer wishes to buy, acquire, accept and assume from the Seller, the Purchased Securities.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions Generally. Capitalized terms used but not otherwise defined in this Agreement, the Disclosure Schedules, and the exhibits shall have the meanings assigned to them in Appendix A to this Agreement.

ARTICLE II
THE TRANSACTION

Section 2.1 Purchase. On the terms set forth in this Agreement, at the Closing, the Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase, acquire, accept and assume from the Seller, the Seller’s entire right, title and interest in and to the equity interests of the Company set forth in Exhibit A (the “Purchased Securities”), free and clear of all Liens.

Section 2.2 Consideration. The aggregate consideration that Buyer shall pay or issue to the Seller at the Closing for the Purchased Securities, the obligations of the Seller Parties and the Restrictive Covenant Agreements, and other rights of Buyer hereunder and thereunder shall be (i) a cash payment (the “Closing Cash Payment”) equal to the sum of (a) $500,000, minus (b) the Estimated Closing Indebtedness, minus (c) the Estimated Closing Transaction Expenses, plus (d) an amount (whether such amount is a positive or negative number) equal to (I) Estimated Net Working Capital minus (II) the Working Capital Target, and (ii) $2,500,000 in restricted common stock of Buyer (“Restricted Stock Consideration”) issued to the Seller in accordance with Section 2.9.

Section 2.3 Estimated Closing Statement. No later than three Business Days, but no earlier than 10 Business Days, before the Closing, the Seller shall prepare and deliver, or cause the Company to prepare and deliver, to Buyer a written statement (the “Estimated Closing Statement”), signed by the Seller, which contains and sets forth (a) a balance sheet of the Company containing amounts estimated in good faith as of the Effective Time (the “Estimated Closing Balance Sheet”), and (b) the Seller’s good faith estimates of (i) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), (iii) the Closing Net Working Capital (the “Estimated Net Working Capital”), (iv) the Closing Cash (the “Estimated Closing Cash”), and (v) the Closing Adjustment (the “Estimated Closing Adjustment”), in each case as derived from the Estimated Closing Balance Sheet, and (c) on the basis of the foregoing, a calculation of the Closing Cash Payment. The Estimated Closing Statement shall be reasonably acceptable to Buyer, and the Seller shall provide Buyer with such documentation as Buyer reasonably requests in order to confirm the calculations set forth in the Estimated Closing Statement.

Section 2.4 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic exchange of documents no later than the fifth Business Day following the date in which all of the conditions to Closing contained in Article VII have been satisfied or waived (in writing by the party with the authority to provide such waiver), other than those conditions which can only be satisfied at the Closing or such other date that the parties may agree in writing (the “Closing Date”). For accounting and financial purposes, all transactions contemplated herein shall be deemed to be effective as of 11:59p.m. Eastern Time on the Closing Date (the “Effective Time”).

Section 2.5 Deliveries by the Seller Parties. At or prior to the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer the following (each of which shall be in form and substance reasonably acceptable to Buyer):

(a) a certificate signed by a duly authorized officer of the Company certifying that the resolutions duly adopted by the Company’s board of managers and members authorizing the execution, delivery and performance of each Ancillary Agreement to which the Company is a party, and the consummation of the transactions and obligations contemplated hereby and thereby are in full force and effect and are the only resolutions relating to the subject matter thereof;

(b) a certificate signed by a duly authorized officer of the Seller certifying that the resolutions duly adopted by the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Seller is a party, and the consummation of the transactions and obligations contemplated hereby and thereby are in full force and effect and are the only resolutions relating to the subject matter thereof;

(c) a properly executed IRS Form W-9 from the Seller and each Owner;

(d) a membership interest assignment agreement, in form satisfactory to Buyer duly executed by the Seller evidencing the transfer, assignment and sale of the Purchased Securities;

(e) customary payoff letters from the applicable creditors set forth on Schedule 2.5(e);

(f) a certificate of good standing with respect to the Company, issued by the Secretary of State of Maryland, dated as of a date not more than ten Business Days prior to the Closing Date;

(g) a Restricted Stock Agreement, entered by and between Buyer and the Seller, in substantially the form attached as Exhibit B (the “Restricted Stock Agreement”), duly executed by the Seller;

(h) the Seller’s and the Owners’ duly executed counterpart to the Restrictive Covenant Agreement by and among the Seller, each Owner, and Buyer, in substantially the form attached as Exhibit C (the “Restrictive Covenant Agreement”);

(i) an Employment Agreement by and between the Company and Zuccaro, in substantially the form attached as Exhibit D-1 (the “Zuccaro Employment Agreement”), duly executed by Zuccaro;

(j) an Employment Agreement by and between the Company and Sverchek, dated as of the Closing Date, in substantially the form attached as Exhibit D-2 (the “Sverchek Employment Agreement”, and together with the Zuccaro Employment Agreement, the “Owner Employment Agreements”);

(k) offer letters by and between the Company and certain key employees of the Company set forth on Schedule 2.5(k) in form and substance satisfactory to Buyer, duly executed by each such employee;

(l) proprietary information and invention assignment agreements, in form and substance satisfactory to Buyer (“PIIAs”), executed by each employee and independent contractor of the Company;

(m) evidence of certificates of insurance or other evidence that the Insurance Tail Policies have been obtained and are in effect as of the Closing, with Buyer named as an additional insured;

(n) all of the following financial statements and related information:

(i) audited financial statements of the Company as of and for the calendar years ending December 31, 2024 and December 31, 2025 (collectively, the “Audited Financial Statements”);

(ii) the year-to-date period ended as of the most recent calendar quarter ended prior to the Closing Date, together with the comparable year-to-date period for the immediately preceding calendar year (collectively, the “Interim Financial Statements”), which may be presented in either complete or condensed form consistent with Rule 8-03 of Regulation S-X.

The Audited Financial Statements shall:

(i) be prepared in accordance with accounting principles generally accepted in the United States of America applicable to public business entities (without giving effect to any private company accounting alternatives within the Accounting Standards Codification) (“GAAP”);

(ii) be in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), as required for inclusion in Buyer’s filings pursuant to Rule 3-05 and Rule 8-04 of Regulation S-X; and

(iii) be accompanied by an unqualified audit opinion; provided, however, that an unqualified opinion including an explanatory paragraph relating solely to a going-concern uncertainty in accordance with PCAOB AS 2415 (together with the related required disclosures) shall be deemed acceptable.

The Interim Financial Statements shall be prepared in accordance with GAAP, consistently applied, and shall not be required to be audited or reviewed; provided, however, that Buyer may, at its option and at its sole cost and expense, require Seller to cause the Company’s audit firm to perform a review of the Interim Financial Statements in accordance with PCAOB AS 4105.

Seller shall, and shall cause the Company to, provide such additional financial information, schedules, and cooperation as Buyer may reasonably request to enable Buyer to satisfy its financial obligations under SEC Regulation S-X.

(o) copies of all consents, authorizations, orders, approvals, filings, and pre-closing notices with respect to governmental and regulatory authorities required to be disclosed pursuant to Section 3.4 and Section 3.5(c) (collectively, the “Regulatory Approvals”);

(p) evidence of timely submission of written notification to DCSA of the change in ownership contemplated by this Agreement pursuant to 32 C.F.R. § 117.8, together with any written acknowledgment, confirmation, or non-objection received from DCSA with respect to the continuation of the Company’s FCL;

(q) copies of all consents, authorizations, orders, approvals, filings, and pre-closing notices with respect to non-governmental parties required to be disclosed pursuant to Section 3.4 and Section 3.5(b);

(r) evidence, reasonably satisfactory to Buyer, that the Reorganization has been completed, including copies of the as-filed Qsub Election and CTB Election and proof of delivery of such elections to the IRS;

(s) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Buyer reasonably requests to effect the transactions contemplated hereby.

Section 2.6 Deliveries by Buyer. At or prior to the Closing, Buyer shall:

(a) pay, or cause to be paid, the Closing Cash Payment and distribute to the Seller the Estimated Closing Cash, in each case by wire transfer of immediately available funds, to the Persons or bank accounts specified in the Estimated Closing Statement;

(b) issue to the Seller the Restricted Stock Consideration;

(c) pay, or cause to be paid, on behalf of the Company, the amounts in respect of the Estimated Closing Indebtedness to the holders thereof, by wire transfer of immediately available funds to the Persons or bank accounts specified in the Estimated Closing Statement (other than amounts for Taxes which shall be deposited with the Company and paid to the applicable Taxing Authority when due), in accordance with the payoff letters delivered by the Seller in accordance with Section 2.5(e);

(d) pay, or cause to be paid, on behalf of the Company, the Estimated Closing Transaction Expenses, by wire transfer of immediately available funds to the Persons or bank accounts specified in the Estimated Closing Statement (other than amounts for Taxes which shall be deposited with the Company and paid to the applicable Taxing Authority when due); provided, however, to the extent that any Estimated Closing Transaction Expenses are compensatory, then Buyer shall pay such amounts to the Company for further payment to the applicable service provider recipients through its payroll system; and

(d) deliver to the Seller, the Owners or the Company (as applicable), Buyer’s duly executed counterparts to the Restrictive Covenant Agreement, Restricted Stock Agreement and the Employment Agreements.

Section 2.7 Preparation of Draft Adjustment Statement.

(a) Within 60 days following the Closing Date, Buyer will deliver to the Seller a written statement (the “Draft Adjustment Statement”), which contains and sets forth (i) a balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”), and (ii) Buyer’s calculations of the actual (a) Closing Indebtedness, (b) Closing Transaction Expenses, (c) Closing Net Working Capital, (d) Closing Cash, and (e) Closing Adjustment, in each case as of the Effective Time and derived from the Closing Balance Sheet. The Draft Adjustment Statement, and the Closing Balance Sheet shall (a) be prepared in good faith and in accordance with GAAP on a basis consistent with the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Statement, and (b) except for the Closing Transaction Expenses, will disregard any and all effects on the assets and Liabilities of the Company as a result of the transactions contemplated herein. If the amounts set forth in the Draft Adjustment Statement differ from those set forth in the Estimated Closing Statement, then the Draft Adjustment Statement shall include a statement showing (i) the specific line items in the Closing Net Working Capital, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, and the Closing Adjustment corresponding to such differences, (ii) the amount of each such line-item difference, and (iii) in reasonable detail, the factual, contractual or accounting basis for such differences.

(b) The Seller will have 30 days to review the Draft Adjustment Statement following receipt of it, and the Seller must notify Buyer in writing if the Seller has any objections to the Draft Adjustment Statement within such 30-day period, it being agreed and understood that the Seller can only raise objections based on factual or mathematical errors or based on the Draft Adjustment Statement not being prepared in accordance with this Agreement. The notice of objection must contain a statement of the basis of each of the Seller’s objections and each amount in dispute. If the Seller does not deliver written notice to Buyer of any objection within the 30-day period, the Seller is deemed to have accepted and approved the Draft Adjustment Statement and the Draft Adjustment Statement will be deemed final, conclusive and binding upon the parties hereto, and will not be subject to appeal. The Draft Adjustment Statement will become the “Final Adjustment Statement” on the next Business Day following the end of such 30-day period if the Seller does not provide written notice of an objection.

(c) Buyer and the Seller will reasonably cooperate with each other and their respective representatives and agents for purposes of preparing, reviewing and finalizing the Draft Adjustment Statement.

(d) If the Seller sends a notice of objection to the Draft Adjustment Statement in accordance with Section 2.7(b), the Seller and Buyer will work expeditiously and in good faith to resolve such objections within 30 days following receipt of the notice. If the Seller and Buyer resolve such objections in writing within 30 days following receipt of such notice, the Seller and Buyer will revise the Draft Adjustment Statement to reflect the final resolution or final determination of such objections within two Business Days following such final resolution or determination. Such revised Draft Adjustment Statement will be final, conclusive and binding upon the parties hereto, and will not be subject to appeal. The Draft Adjustment Statement will become the “Final Adjustment Statement” on the next Business Day following revision in writing of the Draft Adjustment Statement under this Section 2.7(d).

(e) Failing written resolution of any objection to the Draft Adjustment Statement raised by the Seller in accordance with Section 2.7(d), the dispute will be submitted for determination to an independent firm of certified public accountants mutually agreed to by Buyer and the Seller (the “Accounting Firm”). The Accounting Firm, acting as an expert and not as an arbitrator, shall be required to determine the items in dispute that have been referred to the Accounting Firm, and no other items, as soon as reasonably practicable, but in any event, not later than 30 Business Days after the date of referral of the dispute to the Accounting Firm. The determination of the Accounting Firm will be final and binding upon the parties hereto and will not be subject to appeal, and the Draft Adjustment Statement as determined by the Accounting Firm shall become the “Final Adjustment Statement” on the next Business Day following such determination.

(f) Buyer, on the one hand, and the Seller, on the other hand, will each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing the Draft Adjustment Statement. In the case of a dispute and the retention of an Accounting Firm to resolve such dispute, the Accounting Firm shall consider only the disputed matters that were referred to the Accounting Firm and may not assign a value to any item in dispute greater than the greatest value assigned by Buyer or the Seller or less than the smallest value for such item assigned by Buyer or the Seller. The fees and expenses of the Accounting Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each of Buyer and the Seller bears to the amount actually contested by the parties in the written referral to the Accounting Firm. For example, if the Seller submits a notice of disagreement for $1,000, and if Buyer contests only $500 of the amount claimed by the Seller, and if the Accounting Firm ultimately resolves the dispute by awarding the Seller $300 of the $500, then the costs and expenses shall be allocated 60% to Buyer and 40% to the Seller.

Section 2.8 Purchase Price Adjustment.

(a) If the Final Cash Payment is less than the Closing Cash Payment (the amount by which the Final Cash Payment is less than the Closing Cash Payment, the “Shortfall”), the Seller Parties shall pay the amount of the Shortfall to the account designated in writing by Buyer.

(b) If the Final Cash Payment is greater than the Closing Cash Payment (the amount by which the Final Cash Payment is greater than the Closing Cash Payment, the “Surplus”), Buyer shall cause the Company to pay the amount of the Surplus to the account of the Seller designated in writing by the Seller.

(c) Any amounts paid under this Section 2.8 will be paid by wire transfer of immediately available funds within two Business Days after the Draft Adjustment Statement becomes the Final Adjustment Statement in accordance with Section 2.7(b), Section 2.7(d) or Section 2.7(e), as the case may be.

Section 2.9 Restricted Stock Consideration. At Closing, Buyer shall issue to the Seller $2,500,000 in restricted shares of Buyer common stock (the “Restricted Shares”). The number of Restricted Shares shall be determined by dividing $2,500,000 by the greater of (x) the volume-weighted average closing price (“VWAP”) of Buyer’s common stock for the 20 trading days immediately preceding the Closing Date or (y) $6.00 per share (the “Floor Price”). Buyer shall not be obligated to issue Restricted Shares at a price below the Floor Price. The Restricted Shares shall be issued to the Seller pursuant to the Restricted Stock Agreement.

Section 2.10 Revenue Share Payments.

(a) Buyer shall pay the Owners (pro rata 65% to Zuccaro and 35% to Sverchek) payments (the “Revenue Share Payments”) equal to 15% of ROC Evidence Advanced Revenue for each fiscal quarter during the Revenue Share Term, less applicable withholdings and subject to a maximum cap on the total Revenue Share Payments of $7,000,000 in the aggregate; provided that each quarterly Revenue Share Payment otherwise payable to Zuccaro shall be forfeited by Zuccaro and no longer be payable by Buyer in the event Zuccaro is terminated by Buyer for Cause or Zuccaro resigns without Good Reason and ceases to be employed by Buyer as of the date such quarterly Revenue Share Payment is made and each quarterly Revenue Share Payment otherwise payable to Sverchek shall be forfeited by Sverchek and no longer be payable by Buyer in the event Sverchek is terminated by Buyer for Cause or Sverchek resigns without Good Reason and ceases to be employed by Buyer as of the date such quarterly Revenue Share Payment is made; provided, however, that if either Owner is terminated by Buyer without Cause or resigns for Good Reason, such Owner shall continue to receive quarterly Revenue Share Payments on the same schedule and in the same amounts as if such Owner had remained continuously employed by Buyer through the end of the Revenue Share Term. Revenue Share Payments shall be payable quarterly within 45 days after the end of each fiscal quarter of Buyer during the Revenue Share Term. This Section 2.10 is intended to be exempt from, or comply with, Section 409A of the Code (“Section 409A”). To the extent that any Revenue Share Payment constitutes “nonqualified deferred compensation” within the meaning of Section 409A, this Section 2.10 shall be interpreted and administered in a manner consistent with Section 409A. Each quarterly Revenue Share Payment shall be treated as a separate payment for purposes of Section 409A.

(b) Buyer shall operate Buyer’s digital evidence and forensics business in good faith and in the ordinary course, and shall not take any action, or fail to take any action, the primary purpose or reasonably foreseeable effect of which is to reduce, defer, or avoid ROC Evidence Advanced Revenue, including, but not limited to: (a) re-designating, rebranding, or reorganizing the digital evidence business line or its revenue streams to avoid satisfying the criteria for the Revenue Share Payments; (b) diverting digital evidence opportunities, personnel, or resources to a Buyer affiliate, subsidiary, joint venture, or partner not subject to the Revenue Share Payments; (c) bundling digital evidence products or services with other Buyer products at below-market or disproportionate pricing that suppresses reported ROC Evidence Advanced Revenue; (d) allocating shared costs, overhead, or discounts disproportionately to the digital evidence business to reduce reported ROC Evidence Advanced Revenue; or (e) assigning or licensing Company intellectual property to a third party or affiliate outside the measurement framework applicable to the Revenue Share Payments. The Seller Parties agree and acknowledge that, following the Closing, Buyer and the Company may make from time to time such business decisions as Buyer and the Company deem appropriate in conducting the business of the Company, including taking (or not taking) actions that may have an impact on the Revenue Share Payments. Neither the Seller nor any of its Affiliates or Representatives, shall have any right to claim any Losses or Liability as a result of such decisions so long as Buyer has otherwise complied with this Section 2.10(b). Without limiting the foregoing, the parties hereto understand and acknowledge that control of all business decisions with respect to the Company from and after the Closing shall be the ultimate right of the Company and Buyer, and that each of Buyer and the Company may operate their respective businesses in the manner it deems appropriate in its sole and absolute discretion, and that no such Person has any duty, covenant or obligation whatsoever (express or implied) to the Seller or its Affiliates or Representatives, with respect to the foregoing except as specifically set forth in this Section 2.10(b).

(c) Where digital evidence functionality is sold as part of a bundled offering, ROC Evidence Advanced Revenue shall be determined using the standalone selling price method consistent with ASC 606, or if no standalone price exists, on a reasonable pro-rata basis by reference to the relative development costs of each component.

(d) At the time Buyer makes each Revenue Share Payment, Buyer shall deliver to the Seller a written statement setting forth: (i) gross ROC Evidence Advanced Revenue for the quarter; (ii) a breakdown by contract, customer, and revenue category; and (iii) the Revenue Share Payment calculation.

(e) The Seller shall have the right, at the Seller’s own expense, to engage the Accounting Firm to audit Buyer’s books and records relating to ROC Evidence Advanced Revenue no more than once per fiscal year, upon 30 days’ prior written notice. If any audit reveals an underpayment of more than 5%, Buyer shall bear the cost of the audit and shall pay the deficiency plus interest at the applicable federal rate within 30 days after the Seller delivers the audit to Buyer.

(f) If Buyer undergoes a Change of Control during the Revenue Share Term, the Revenue Share Payments shall continue to be paid on the original quarterly schedule set forth in Section 2.10(a); provided, that if the successor entity does not assume all remaining Revenue Share Payment obligations in writing, guaranteed by the acquiring entity, or if any assumed Revenue Share Payment is not paid when due and such failure continues for 10 Business Days after written notice, then all remaining Revenue Share Payment obligations shall accelerate and become due and payable, if permitted under Section 409A. The accelerated amount for each remaining quarter shall equal the greater of (x) the average of the last four quarters’ actual Revenue Share Payments or (y) the most recent quarterly Revenue Share Payment. Notwithstanding anything in this Agreement to the contrary, a ‘Change of Control’ shall not constitute a payment-triggering event for purposes of accelerating such Revenue Share Payment under Section 2.10(f) unless such Change of Control also constitutes a ‘change in control event’ within the meaning of Treasury Regulation § 1.409A-3(i)(5).

(g) Disputes regarding the calculation of ROC Evidence Advanced Revenue or Revenue Share Payments shall be submitted to the Accounting Firm, whose determination shall be final and binding. The Accounting Firm shall follow the same procedures as set forth in Section 2.7(e), mutatis mutandis, and the expenses of the dispute shall be allocated in the same manner as set forth in Section 2.7(f).

(h) The parties agree and acknowledge that any Revenue Share Payment is intended for U.S. federal income Tax purposes to be treated as compensation for services payable by Buyer to the applicable Owner and shall be paid through Buyer’s (or an applicable Affiliate’s) payroll, subject to applicable withholding Taxes.

Section 2.11 Withholding. Notwithstanding any other provision in this Agreement, Buyer and, after Closing, the Company (and their applicable Affiliates) shall have the right to deduct and withhold Taxes from any payments to be made to any Person hereunder if such withholding is required by applicable Law and to collect any necessary Tax forms, or any similar information, from the Seller and the Owners. To the extent that amounts are so deducted and withheld and remitted to the applicable Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER Parties with respect to the seller parties AND THE COMPANY

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller Party, jointly and severally, hereby represents and warrants to Buyer that the following representations and warranties with respect to each Seller Party and the Company are correct and complete as of the date hereof and as of the Closing Date (unless expressly given as of an earlier date, in which case, the representation and warranty is true and correct as of such date), except as set forth on the Disclosure Schedules.

Section 3.1 Organization and Qualification.

(a) Formation and Qualification. The Company is duly formed, validly existing and in good standing under the Laws of the state of the Company’s formation. The Company has all requisite limited liability company power and authority to own or lease and operate the Company’s properties and assets and to carry on the Company’s business as presently conducted, and is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the conduct of the Company’s business requires such qualification or license with each such jurisdiction set forth on Schedule 3.1(a).

(b) Organizational Documents. The Seller Parties have made available to Buyer complete and correct copies of all of the certificates of formation, operating or limited liability company agreements or other organizational documents (the “Organizational Documents”) of the Company, as amended, restated, supplemented or otherwise modified to the date hereof, and the Organizational Documents are in full force and effect and no amendments thereto are pending or have been made following the date hereof. The Company is not in violation of any provision contained in the Organizational Documents of the Company.

Section 3.2 Authorization. Each Seller Party and the Company (as applicable) has full power and authority (or in the case of each Seller Party that is an individual, full legal capacity) to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company or such Seller Party is a party, and to perform the Company’s or such Seller Party’s respective obligations and consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by each Seller Party and the Company, as applicable, of this Agreement and each of the Ancillary Agreements to which the Company or such Seller Party is a party, and the consummation of the transactions contemplated hereunder and thereunder, has been duly and validly authorized by each Seller Party and the Company, as applicable, and no additional authorization by any Seller Party or the Company is required in connection therewith.

Section 3.3 Binding Effect. This Agreement and each of the Ancillary Agreements to which any Seller Party or the Company is a party, when executed and delivered by the parties thereto (assuming the due authority, execution and delivery of the counterparties thereto), constitutes a valid and legally binding obligation of such Seller Party or the Company, respectively, enforceable against such Seller Party or the Company, respectively, in accordance with their respective terms, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium, and other similar Laws in effect from time to time relating to or affecting the enforcement of creditors’ rights and remedies generally, and (b) general principles of equity, including specific performance and other equitable remedies, whether considered in a proceeding at law or in equity (the “Enforceability Exception”).

Section 3.4 Regulatory Approvals and Consents. No consent, notice, filing, approval, waiver or authorization (including any Governmental Authorization) is required to be obtained by any Seller Party or the Company from, or to be given by any Seller Party or the Company to, or made by any Seller Party or the Company with, any Person (including any Governmental Entity or securities exchange) as a result of the execution, delivery or performance by any Seller Party or the Company of, or performance by any Seller Party or the Company of their obligations, or consummation of the transactions contemplated, under, this Agreement or the Ancillary Agreements.

Section 3.5 Non-Contravention. The execution, delivery and performance by each Seller Party and the Company of this Agreement and the Ancillary Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Organizational Documents of such Person, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any Seller Party or the Company under, or result in a loss of any benefit to which any Seller Party or the Company is entitled under, any Material Contract to which any Seller Party or the Company is a party, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Purchased Securities or any assets of any Seller Party or the Company, (c) violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which any Seller Party or the Company or any of their properties or assets is subject, or (d) cause Buyer to become subject to, or to become liable for the payment of, any material Liability.

Section 3.6 Assets; Capitalization; Equity Interests.

(a) Assets. The Company has good and marketable title to or a valid leasehold interest in or license to all of the assets owned or leased by the Company or used in the conduct of the Company’s business as currently conducted, free and clear of all Liens, other than Permitted Liens. The assets of the Company (including the Leased Real Property) constitute all of the personal and real property and assets necessary to carry on the business of the Company from and after the Closing Date as presently carried on by the Company (or as carried on by the Company during the 12 months prior to the date hereof), consistent with the past practice of the Company, subject to repair and replacement for ordinary wear and tear in the ordinary course. To the Seller’s Knowledge, the buildings, plants, structures, fixtures and equipment owned, operated or used by the Company (including the Leased Real Property) are structurally sound, are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are presently being put. There are no assets or properties used in the operation of the Company’s business owned by any Person other than the Company that are not currently leased or licensed to the Company under valid, current leases or license arrangements.

(b) Securities. The Seller owns of record and beneficially all outstanding membership interests of the Company, and the Seller has good, marketable and valid title to such membership interests, free and clear of all Liens. At the consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Purchased Securities free and clear of all Liens.

(c) Capitalization; Ownership of Equity Interests. The membership interests of the Company owned by the Seller constitute the only issued and outstanding membership interests of the Company and are validly issued. The Company does not control, directly or indirectly, or have any direct or indirect membership interest or any membership interest participation or ownership interest in any Person, and no arrangements, agreements, understandings, rights or Contracts are in effect as to the same.

(d) Agreements with Respect to Equity Interests. Except for this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, subscription or purchase rights, repurchase rights, agreements (other than the Company’s Organizational Documents), arrangements or commitments of any character under which the Company is or may become obligated to (i) issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, or (ii) repurchase, redeem or otherwise acquire, any membership interests, or any securities or obligations exercisable or exchangeable for or convertible into any membership interests, of the Company, or to make any investment in any other Persons, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The outstanding membership interests of the Company are not subject to any voting trust agreement or other Contract (other than the Company’s Organizational Documents) restricting or otherwise relating to the voting, dividend rights or disposition of such membership interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the membership interests or profits of the Company.

Section 3.7 Financial Matters.

(a) The Financial Information (a) was derived from the books and records of the Company, (b) was prepared in accordance with GAAP applied on a consistent basis, and (c) fairly presents, in all material respects, the financial position and results of operations of the Company as of the dates and for the periods indicated. As of the Closing Date, the Audited Financial Statements shall be in accordance with the auditing standards of the PCAOB. The Company maintains a system of internal controls sufficient to provide assurance that transactions are properly authorized and accurately recorded to permit the preparation of the Financial Information and the Audited Financial Statements.

(b) Schedule 3.7(b) sets forth all Indebtedness for which the Company is liable (including the maximum available amount under any undrawn credit facility, revolving credit facility or similar Contract for Indebtedness).

(c) Except for (i) Liabilities set forth on Schedule 3.7(b), (ii) Liabilities reflected on the unaudited balance sheet of the Company as of April 30, 2026 (the “Latest Balance Sheet”), (iii) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability related to any failure to perform, improper performance, warranty or other material breach, default, violation, tort, infringement, claim or proceeding), (iv) executory obligations under Contracts to which the Company is a party or by which it is bound (but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other material breach, default or violation by the Company on or prior to the Closing or that result from the consummation of the transactions contemplated hereby), and (v) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Business and operations of the Company, there are no Liabilities of the Company.

Section 3.8 Litigation and Claims. There are no, and since January 1, 2023, there have been no pending or, to the Seller’s Knowledge, threatened actions, inquiries, proceedings, litigation, suits, demands, claims, charges, disputes, audits, hearings, citations, inspections or investigations, whether civil, criminal, administrative or otherwise, filed by or before any Governmental Entity, arbitral panel or mediator (“Litigations” or “Litigation”) against (i) any Seller Party (in each case with respect to the Company or the business of the Company), (ii) the Company or (iii) any of the managers, directors, officers, employees, consultants or other service providers of the Company as related to such individual’s employment or services with the Company. None of the Seller Parties (in each case with respect to the Company), the Company or, to the Seller’s Knowledge, any manager, director, officer, employee, consultant or other service provider of the Company (as related to such individual’s employment or services with the Company) is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or any arbitrator or arbitrators. Schedule 3.8 sets forth all material settlement, consent or similar agreements entered into by the Company or any Seller Party (with respect to the Company or the business of the Company) since January 1, 2023.

Section 3.9 Compliance with Law; Regulatory Matters. The Company is and has been in compliance in all material respects with applicable Law (including Environmental Laws, Privacy Laws, Laws relating to labor, employment and employment practices, and Laws relating to the award, performance and administration of Government Contracts), and neither the Seller Parties nor the Company have received written notice, or to the Seller’s Knowledge, oral notice alleging any material violation of or Liability under any applicable Law. Neither the Seller Parties nor the Company nor, to the Seller’s Knowledge, any Person acting at the direction or on behalf of any Seller Party or the Company or the Business has directly or indirectly (a) made or promised to make, paid or received any unlawful bribes, kickbacks, contributions, gifts or other similar payments to or from any Person, (b) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (c) otherwise made or paid any improper foreign payment (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended) or violated the U.S. Foreign Corrupt Practices Act of 1977, as amended. The internal accounting controls of the Company are reasonably adequate to detect any of the foregoing.

Section 3.10 Intellectual Property; Data Privacy and Security.

(a) Schedule 3.10(a) contains a complete and correct list of (i) all Software included in the Company Intellectual Property Rights, (ii) all unregistered Intellectual Property Rights included in the Company Intellectual Property Rights and material to the business of the Company, and (iii) all active registrations of, and all pending applications to register any, Company Intellectual Property Rights, including, but not limited to, the following: (A) Patents, (B) Trademarks, (C) Copyrights, and (D) Domain Names.

(b) The Company Intellectual Property Rights (i) are valid and enforceable (subject to the Enforceability Exceptions), (ii) are currently in compliance in all material respects with all legal requirements necessary to maintain such Intellectual Property Rights as valid, enforceable (subject to the Enforceability Exceptions), and in good standing, (iii) are not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or any arbitrator or Contracts that would adversely affect the validity or enforceability (subject to the Enforceability Exceptions) thereof, or use thereof or rights thereto, (iv) are free and clear of all Liens other than Permitted Liens, and (v) together with the Intellectual Property Rights licensed to the Company under the licenses listed in Schedule 3.13(a)(vii)(A), constitute all of the Intellectual Property Rights used in and necessary to conduct and operate the Business.

(c) The Company is the sole legal and beneficial owner of all Company Intellectual Property Rights. The Company (i) has obtained from all current and former employees, founders, contractors and consultants the assignment (by way of a present assignment) by such Person to the Company of any Intellectual Property Rights arising out of such Person’s employment by, engagement by or contract with the Company, and each such agreement is valid and enforceable (subject to the Enforceability Exceptions) and (ii) has taken all commercially reasonable and appropriate steps to protect and maintain all the Company Intellectual Property Rights.

(d) The conduct of the Business, the Company Intellectual Property Rights and the products and services of the Company, as currently provided by the Company, do not infringe, misappropriate, or violate and have not infringed upon, misappropriated or violated, any Intellectual Property Right owned by any Person, and since January 1, 2023, the Company has not received any written communication (including cease and desist, invitation to license or other written communication alleging, expressly or implicitly, that the Company requires any license) stating, alleging or otherwise suggesting the possibility of any of the foregoing or challenging the ownership, validity, enforceability of any Company Intellectual Property Rights or Company IPR Agreements (as defined herein). To the Seller’s Knowledge, no Person is infringing, misappropriating or violating and since January 1, 2023, no Person has infringed upon, misappropriated or violated, any of the Company Intellectual Property Rights, and the Company has not sent any written communication since January 1, 2023 alleging, asserting, or threatening any of the foregoing. None of the Company Intellectual Property Rights nor the Company is subject to any judicial, administrative or arbitral order, award, decree, injunction, settlement or stipulation that has been instituted and bars or limits the use of any Intellectual Property Rights.

(e) All former and current founders, employees, consultants and contractors of the Company that have had access to any trade secrets or confidential information contained in the Company Intellectual Property Rights or otherwise made available to such individual through their role with the Company have executed a valid and binding agreement to maintain the confidentiality of such trade secrets and confidential information and to use such trade secrets and confidential information only for the benefit of the Company, and the Company has taken commercially reasonable efforts consistent with industry standards to protect all such trade secrets against unauthorized access or use.

(f) The consummation of the transactions contemplated hereby will not cause (i) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company Intellectual Property Rights, or (ii) additional payment obligations by the Company in order to use or exploit the Company Intellectual Property Rights to the same extent as the Company was permitted before the date of this Agreement.

(g) All information technology hardware and Software used or held for use by the Company in the Business (the “IT Assets”) are either owned by, licensed or leased to, the Company and the IT Assets are adequate and sufficient to meet the processing and other business requirements of the Company as the Business is currently conducted. The Company takes commercially reasonable steps to ensure that all Software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means. None of the Company Intellectual Property Rights owned or purported to be owned, in whole or in part, by the Company or, to the Seller’s Knowledge, any other Company Intellectual Property Rights contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information. No person has gained unauthorized access to any IT Asset (excluding any external hack or similar attack that did not affect the IT Assets for a prolonged period or pose any material threat to the operations of the IT Assets).

(h) The Company has established and complies with a written information security program or programs covering the Company that (i) includes reasonable safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary data, including Personal Data, and (ii) is designed to protect against unauthorized access to the Company’s IT Assets and other information technology systems, the Personal Data and the systems of any third party service providers that have access to (x) the Personal Data or (y) the Company’s IT Assets or other information technology systems. The Seller Parties have made available to Buyer complete copies of all Privacy Agreements (as defined herein).

(i) The Company is, and at all times has been, in compliance in all material respects with: (a) all Contracts or other arrangements that apply to or restrict the use, disclosure or security of Personal Data; and (b) all privacy policies, procedures and notices used or made available by the Company regarding the collection or use of Personal Data (such Contracts, policies or other arrangements referenced in clauses (a) and (b) collectively referred to as the “Privacy Agreements”). Each other party to a Privacy Agreement is and has been in compliance in all material respects with such Privacy Agreement. The Seller Parties have made available to Buyer complete copies of all Privacy Agreements.

(j) The Company has instituted and maintained commercially reasonable and appropriate physical, technical, organizational and administrative security safeguards to protect Personal Data collected by the Company or on its behalf from and against unauthorized access, use or disclosure and that comply in all material respects with applicable Privacy Requirements. Since January 1, 2023, the Company has not received any written complaint or written notice from any Person regarding the Company’s or any of the Company’s agents, employees or contractors’ use or disclosure of, or security practices or security incidents regarding, Personal Data. Since January 1, 2023, there have been no breaches involving Personal Data held or collected by or on behalf of the Company or other incident adversely affecting Personal Data for which notification is required under applicable Privacy Requirements.

Section 3.11 Employee Benefits.

(a) Schedule 3.11(a) sets forth a complete and correct list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all other benefit or compensation plans, programs, agreements, Contracts and arrangements, including each equity or equity-based, retirement, deferred compensation, employment, group insurance, time off, separation, change in control, retention, other welfare or fringe benefit plan, program, agreement and arrangement, in any case, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee, director, officer, member, equityholder or independent contractor of the Company, or with respect to which the Company or any ERISA Affiliate has any current or contingent Liability (collectively, the “Benefit Plans” and each a “Benefit Plan”); provided, however, that “Benefit Plan” shall exclude any plan, program, or arrangement that the Company is required to maintain or provide by applicable Law, including, without limitation, social security, workers’ compensation, and unemployment insurance programs. As applicable with respect to each Benefit Plan, the Seller Parties have made available to Buyer correct and complete copies of: (i) the current plan documents and all amendments thereto, and in the case of an unwritten Benefit Plan, a written description of the material terms thereof; (ii) the most recent determination, opinion or advisory letter received from the IRS and any IRS rulings; (iii) the most recent summary plan descriptions and any summaries of modifications thereto; (iv) non-discrimination testing results and, if applicable, safe harbor notices for the last three complete plan years; (v) annual Form 5500s for the past three years; (vi) all material communications to employees regarding any Benefit Plan; (vii) copies of all material correspondence to or from any Governmental Entity relating to any Benefit Plan; and (viii) all funding arrangements, insurance contracts, service contracts, filings, notices and other documents relating to each Benefit Plan.

(b) For the past three (3) years, each Benefit Plan has been established, operated, maintained, funded and administered in all material respects in accordance with its terms and in accordance with all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) is so qualified and (ii) is subject to a favorable determination letter or may rely on a properly issued opinion letter from the IRS, and nothing has occurred with respect to any Benefit Plan that is reasonably expected to cause the loss of such qualification or exemptions. No event has occurred with respect to any Benefit Plan that has subjected or could subject the Company, Buyer or any of its Affiliates, with respect to any period on or after the Closing Date, to a civil action or material penalty under Section 502 of ERISA or to a material tax penalty under Section 4975 or 4980 of the Code.

(c) With respect to the Benefit Plans: (i) there are no pending or, to the Seller’s Knowledge, threatened actions, suits, claims, proceedings, investigations, or audits or investigations by any Governmental Entity; (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, is a participant or is considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity; and (iii) there are no Litigations pending or, to the Seller’s Knowledge, threatened, with respect to any Benefit Plan (other than routine individual claims for benefits in the ordinary course of operating the Benefit Plans).

(d) None of the Seller Parties, the Company or any of their respective ERISA Affiliates sponsors, maintains or contributes to or has any current or contingent Liability or obligation under or with respect to: (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple-employer plan” within the meaning of Section 413 of the Code; (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (v) any plan or arrangement that provides medical, dental, vision, prescription drug or life insurance benefits beyond termination of service or retirement other than coverage mandated by Law.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) give rise to any Liability under any Benefit Plan, or (ii) accelerate the time of payment or vesting or increase the amount or require the funding of compensation or benefits due to any current or former employee, director, member, equityholder or individual consultant of the Company. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, result in any payment or benefit that could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code).

(f) All contributions, premiums and other payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Benefit Plan, and all contributions, premium and other payments for any period ending on or before the Closing Date that are not yet due have been made to each Benefit Plan or properly accrued and reflected in the Financial Information.

(g) Each Benefit Plan or Contract that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been in all material respects in operational and documentary compliance with Section 409A of the Code. The Company has no obligation (whether pursuant to a Benefit Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Section 409A, Section 457A or Section 4999 of the Code.

(h) The Company and each ERISA Affiliate has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) to the extent the Company is or has been an “applicable large employer” within the meaning of Section 4980H of the Code, complied in all material respects with the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), in each case, with respect to each Benefit Plan that is a group health plan. No event has occurred, and no condition or circumstances exists, that could subject the Seller Parties, the Company, Buyer or any of their respective Subsidiaries to any material payment, Tax, penalty or other Liability under the ACA.

(i) There has not been a (i) “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA or any other transactions not otherwise exempt under a statutory, administrative or regulatory, or (ii) breach of any fiduciary duty (as determined under ERISA Section 404), with respect to any Benefit Plan that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or Buyer.

Section 3.12 Employment Matters.

(a) The Company is not a party to, bound by or currently negotiating a collective bargaining agreement or other Contract with, and, to the Seller’s Knowledge, none of the employees of the Company is represented by, any labor union, labor organization or similar Person. There is no, and since January 1, 2023, there has been no unfair labor practice charge or complaint, grievance, labor arbitration or other Litigation regarding labor or employment matters against the Company pending, or to the Seller’s Knowledge, threatened. There are no strikes, lockouts, slowdowns, work stoppages, picketing, union election petitions, demands for recognition or other labor disputes pending or, to the Seller’s Knowledge, threatened against or affecting the Company, and there have been no such actions since January 1, 2023. There are no union-organizing activities pending or threatened against the Company or involving any employees of the Company, and there have been no such activities since January 1, 2023.

(b) The Company is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Laws, Contracts, policies, programs and plans relating to labor, employment, terms and conditions of employment, and employment practices. Since January 1, 2023, no allegations of sexual or other unlawful harassment, discrimination or retaliation have been made against any equityholder, director, manager, officer, or employee of any Seller Party or the Company. There are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment, or unlawful discrimination or retaliation against or involving the Company or any officer, manager, or executive of the Company.

(c) The Company is not delinquent in the payment of, and has not otherwise failed to timely pay, any wages, salaries, commissions, bonuses, wage premiums, fringe benefit contributions, overtime, accrued but unused vacation or other paid time off, fees, or other compensation due and owing to or on behalf of any current or former employee or independent contractor.

(d) The Company has not implemented any mass layoffs, plant closings or other employee terminations or events and since January 1, 2023 that gave rise or could give rise to any notice, payment or other obligations under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law, and no such activities have been announced or are currently planned or contemplated.

(e) Schedule 3.12(e) contains a correct and complete list of each employee of the Company showing, with respect to each employee: (i) the name of the employee; (ii) whether actively at work or on a leave of absence (and, if on a leave of absence, the nature of the leave and the expected return to work date); (iii) whether paid on a salaried, hourly or other basis; (iv) current base salary or base wage rate; (v) current commission, consulting fee and bonus arrangements (if any); (vi) actual base salary or base wages, commissions, consulting fees and other renumeration received in 2025 and to date in 2026; (vii) job title or position; (viii) status as full-time or part-time; (ix) location(s) (including city and state) of employment and the state(s) in which the employee performs work; (x) date of hire; (xi) classification as exempt or non-exempt under applicable Law; (xii) for non-exempt employees, the number of overtime hours worked in 2025 and to date in 2026; (xiii) annual vacation and any other paid time off entitlement in days; (xiv) accrued and unused vacation and any other paid time off in days to date in 2026; and (xv) whether such employee is subject to a written employment Contract (including any employment agreement, confidentiality agreement, non-compete agreement, or collective bargaining agreement or other Contract with any labor union, labor organization or similar Person). All employees of the Company are authorized to work in the jurisdiction(s) in which they are working.

(f) Schedule 3.12(f) sets forth a complete and correct list of all independent contractors and “leased employees” (as such term is defined in Section 414(n) of the Code) of the Company by: (i) name; (ii) job position or function; (iii) work locations (city and state); (iv) state of residence; (v) hourly pay rate or other compensatory arrangement; (vi) hire date; (vii) regular hours per work week; (viii) term of engagement; (ix) total amount paid by the Company to such Person by year and since January 1, 2025; and (x) whether such Person is subject to a written Contract with the Company.

(g) To the Seller’s Knowledge no employee or consultant of the Company (i) has any present intention to terminate or materially alter the terms or nature of such individual’s employment or services with the Company within the first 12 months immediately following the Closing Date, or (ii) is party to or bound by any employment, confidentiality, non-disclosure, proprietary rights, non-solicitation, non-competition or other Contract or obligation that restricts such Person in the performance of his or her employment or service duties, or the Company in the conduct of the Business, and the Company has not received any written notice of such an obligation. Each employee of the Company is employed at will and may be terminated at any time for any reason by the Company without any Liability.

(h) The Company is and has at all times and since January 1, 2023 been in compliance in all material respects with all applicable Occupational Safety and Health Act, or similar state or local Laws and requirements, and the Company has not received notice to the contrary from any employee or Governmental Entity, including the Occupational Safety and Health Administration. There are no workplace conditions at any Company worksite that could reasonably be considered to violate any such Law and there have been no accidents and since January 1, 2023 that could be reasonably considered to have resulted from a violation of any such Law.

(i) Each employee of the Company is: (i) a United States citizen; (ii) a lawful permanent resident of the United States; or (iii) an alien authorized to work in the United States. The Company has retained a Form I-9 (Employment Eligibility Verification) for each employee pursuant to and in compliance with the Immigration Reform and Control Act of 1986, and all regulations promulgated thereunder, and each such Form I-9 has since been updated as required by applicable Laws and complies in all material respects with all applicable Laws as of the date hereof. The Company is and has at all times been in compliance in all material respects with any applicable mandatory E-Verify obligations.

Section 3.13 Material Contracts.

(a) Schedule 3.13(a) sets forth an accurate and complete list of the following Contracts to which the Company is a party or by which the Company is bound (the Contracts listed in or required to be listed in Schedule 3.13(a), the “Material Contracts”):

(i) Contracts (A) where the aggregate consideration paid to or by the Company was in excess of $100,000 during the 12-month period prior to the date hereof (or would be in excess of such amount during any 12-month period after the date hereof), or (B) not cancelable, without penalty, by the Company on 30 days or less notice;

(ii) Contracts which restrict or limit the ability of the Company or any employee or service provider of the Company (other than a Contract between such employee or service provider and the Company), to compete in any line of business or otherwise freely engage in business anywhere in the world, or which restrict the Company from soliciting or hiring any Person;

(iii) Contracts which relate to Indebtedness owed by the Company, or for which the Company may become liable, or the guarantee thereof (excluding, for the avoidance of doubt, Contracts evidencing Liabilities with respect to deposits and accounts or trade payables made in the ordinary course of business);

(iv) Contracts pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, fixtures or other personal property or Contracts constituting a Lien (other than Permitted Liens) upon the assets or properties of the Company;

(v) Contracts requiring capital expenditures in excess of $100,000 in any calendar year;

(vi) Contracts under which the Company has made advances or loans to any other Person which currently have amounts outstanding or involve a continuing obligation to make advances;

(vii) all Contracts (other than Contracts for Commercial Software that are not material to the Business) under which (A) the Company uses or has been granted any license rights (including rights granted on a service basis, and whether in the form of a license, sublicense, covenant not to sue, non-assert, consent to use, right, release or waiver, or an option to grant any of the foregoing) under any Intellectual Property Rights owned by any other Person, (B) the Company has granted to any other Person any license rights under any Company Intellectual Property Rights and (C) any Intellectual Property Right that is or has been developed by or for the Company is assigned to the Company by any other Person, or any Intellectual Property Right is assigned by the Company to any other Person (the agreements listed in subsections (A) through (C) above, the “Company IPR Agreements”);

(viii) all Contracts that limit, restrict or materially impair the availability to use or enforce (subject to the Enforceability Exceptions) any Company Intellectual Property Rights, including any agreements entered into in connection with any settlement, co-existence or non-compete arrangement;

(ix) any employment agreement, consultant or independent contractor agreement, severance agreement, non-compete agreement, non-solicit agreement, confidentiality or non-disclosure agreement, collective bargaining agreement (or other Contract with any labor union, labor organization or similar Person) and any other Contract governing the terms and conditions of employment, including, without limitation, any change in control, retention, sale bonus or similar agreements;

(x) all Leases;

(xi) all Contracts that require the Company to purchase or sell a stated portion of the requirements or outputs of its business or that contain “take or pay” provisions;

(xii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other material Liability of any Person;

(xiii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xiv) all Government Contracts;

(xv) all joint venture, partnership or similar Contracts;

(xvi) all powers of attorney with respect to the Company; and

(xvii) all Contracts that are material to the business of the Company, other than Non-Scheduled Contracts.

(b) All Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto in accordance with the express terms thereof, except as enforceability may be limited by the Enforceability Exception. There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or any other party thereto. The Company has made available to Buyer a copy of each written Material Contract that is true, correct and complete, along with all amendments, restatements, supplements, schedules and modifications thereto, and a schedule and description of the material terms of each Material Contract that is not written.

(c) Schedules 3.13(c)(i), 3.13(c)(ii), and 3.13(c)(iii), respectively, set forth a true, complete and accurate list of (i) each Government Contract for which performance has not been completed or final payment has not been received, or that is not closed out or remains subject to audit as of the date of this Agreement (collectively, the “Current Government Contracts”), including all parties to the Contract, the set-aside status of the Contract (including any Contract awarded based on the Company’s, individually or as a member of a joint venture, representing itself as a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protege” under a mentor-protégé agreement or program, or qualification under any other preferential status (including participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under section 8(a) of the Small Business Act) or other “set aside” status (collectively, a “Preferred Bidder Status”)), whether the Contract was awarded on a noncompetitive or sole source basis (and the justification for that award), the contract number and award date, the period of performance (including unexercised option periods), the applicable total contract value or total estimated contract value/ceiling (inclusive of option periods), the total recognized revenue as of May 31, 2026, profit margin as of May 31, 2026, and the funded and unfunded backlog (calculated by the Company consistent with industry standards and past practice); (ii) each bid, proposal, offer, quotation, tender, response to request for proposal, request for quotation, invitation for bid, solicitation, task order request, delivery order request, grant application, or other submission made by or on behalf of the Company to any Governmental Entity or prime contractor or higher-tier subcontractor in connection with the potential award, modification, extension, renewal, or continuation of any Government Contract (each, a “Government Bid”) outstanding as of the date of this Agreement, including the customer program name, Preferred Bidder Status, solicitation number, the anticipated award date, the estimated period of performance, and the total bid price; and (iii) all of the Company’s Current Government Contracts which are currently experiencing, or for which, to the Seller’s Knowledge, facts exist to create a reasonable present expectation that such Current Government Contracts will experience cost, schedule, technical or quality problems or losses that could result in claims or Litigation against the Company or the Company’s successors in interest by any Governmental Entity, a prime contractor or a subcontractor. Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company and each of the other parties thereto, subject to the Enforceability Exception. The Company has made available copies of each Current Government Contract and a list of all Government Bids that are true, correct and complete in all material respects.

(d) None of the Government Contracts or Government Bids, nor, to the Seller’s Knowledge, any related prime contract or prime contractor bid, is currently operating at or expected to operate at a material loss, the subject of Litigation, bid or award protest proceedings, a material modification, discount, termination, a reduction in future expenditures or a failure to exercise an option, and, to the Seller’s Knowledge, no facts exist that create a reasonable basis for such bid or award protest proceedings or a reasonable present expectation for such a modification, discount, termination, reduction in future expenditures or such a failure to exercise an option. The Company does not deliver products to, or perform services for, a Governmental Entity other than pursuant to written Government Contracts.

(e) Schedule 3.13(c)(i) and Schedule 3.13(c)(ii) set forth all of the Company’s Current Government Contracts or Government Bids that were or are required to be set aside for Persons with a Preferred Bidder Status. Each Current Government Contract based on a Preferred Bidder Status was obtained and has been performed in material compliance with the Laws applicable to the small business and other government contracting preference programs applicable to such Current Government Contract, including, but not limited to, size and program eligibility recertification, ownership, joint venture, and affiliation requirements. No Government Contract awarded based on a Preferred Bidder Status will be required to be terminated or placed in dormant or similar status as a result of the transactions contemplated by this Agreement. The Seller Parties have accurately represented the Company’s size status and Preferred Bidder Status for each Government Bid and Government Contract (including all representations and certifications contained in the Company’s System for Award Management (SAM) registration and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) and has notified relevant Governmental Entities or higher-tier contractors of any changes in its size or Preferred Bidder Status in accordance with applicable requirements. In performing each Government Contract, the Company has complied with the limitations on subcontracting rule, FAR 52.219-14, 13 C.F.R. § 125.6, and the non-manufacturer rule, FAR 52.219-33, 13 C.F.R. § 121.406(b), as applicable.

(f) The Company has developed all policies and plans required by, and during the past five (5) years complied in all material respects with: (i) the terms and conditions of each Government Contract and Government Bid, including all material clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein, including, without limitation, workshare requirements and obligations, testing and quality requirements, disclosure and pricing requirements of all most favored customer and price reductions clauses, and product origin and related requirements of FAR 52.225-5 and the Trade Agreements Act (19 U.S.C. § 2501, et seq., 19 U.S.C. § 3301 note), and the Company has included all such required terms in the Company’s agreements with third parties (including subcontractors, teaming partners, consultants, agents, or representatives); and (ii) all Laws applicable to the Company’s Government Contracts, including, without limitation, the False Claims Act, the Service Contract Labor Standards Act (formerly Service Contract Act), the Procurement Integrity Act, the FAR, and the Truthful Cost and Pricing Data Act (formerly Truth in Negotiations Act), where and as applicable to each Government Contract. All representations, certifications and statements executed, acknowledged or submitted in connection with any Government Contract or Government Bid (including, without limitation, all representations and certifications contained in the Company’s System for Award Management (SAM) registration and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) were current, accurate and complete in all material respects as of the date made, and the Company has complied with any obligation to update any such representations, certification, or disclosures. To the Seller’s Knowledge, none of the Company’s subcontractors, teaming partners, consultants, agents, or representatives has violated any applicable Laws in connection with any Government Contract, Government Bid, or related Contract, for which the Company could reasonably be expected to have Liability or suffer any other material adverse consequences.

(g) There is no (i) material outstanding claim or dispute against the Company, including with respect to any of the Company’s subcontractors, (ii) criminal allegations against the Company under the False Statements Act (18 U.S.C. § 1001) or the False Claims Act (18 U.S.C. § 287) or comparable state laws, (iii) administrative audit, civil fraud or criminal investigation, or allegations against the Company by any Governmental Entity, such as could give rise to a claim under the False Claims Act, the Truthful Cost and Pricing Data Act, or to any request for a reduction in the price of any of the Current Government Contracts, (iv) material request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or material claim of defective pricing, (v) material, outstanding claim or request for equitable adjustment by or against the Company in connection with its Government Contracts, (vi) actual or, to the Seller’s Knowledge, threatened “whistleblower” or “qui tam” lawsuit to which the Company is or may be subject, or (vii) no event, condition or omission has occurred or exists that would constitute grounds for one of the actions set forth in subsections (i) through (vi) above.

(h) During the past five (5) years, neither the Company, nor, to the Seller’s Knowledge, any of the Company’s personnel has made or been required to make any voluntary or mandatory disclosure to any Governmental Entity or higher-tier contractor, including, without limitation, with respect to any alleged false statements, false claims, Fraud, defective pricing, overpayments, time mischarging or similar misconduct under or relating to any Government Contract or Government Bid.

(i) During the past five (5) years, neither the Company, nor, to the Seller’s Knowledge, any of the Company’s personnel, while employed by the Company, has been under administrative, civil or criminal investigation, or indictment by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and the Company has not conducted or initiated any formal internal investigation with respect to any irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(j) During the past five (5) years, (i) the Company has not received or, to the Seller’s Knowledge, been threatened with any show cause, cure notice, letter of concern, request for corrective action plan, deficiency, default or similar notice relating to any Government Contracts, (ii) no Government Contract has been terminated for default or, to the Seller’s Knowledge, threatened with termination for default, termination for convenience, breach of contract or material violation of law, and (iii) no Governmental Entity, and no prime contractor or higher-tier subcontractor of any Governmental Entity, has withheld or set off, or, to the Seller’s Knowledge, threatened or attempted to withhold or set off, any money due to the Company under any Government Contract. To the Seller’s Knowledge, no event, condition or omission has occurred or exists that would constitute grounds for one of the actions set forth in subsections (i) through (iii) above.

(k) Neither the Company, nor any “Principal” (as defined in FAR 52.209-5), has been, nor is now, suspended, debarred or proposed for suspension or debarment from government contracting. There exist no facts or circumstances that would be reasonably likely to warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any “Principal.”

(l) Within the past five (5) years, the Company has not received written or, to the Seller’s Knowledge, oral notice of any material adverse government past performance evaluations or ratings (i.e., evaluations or ratings of less than “Acceptable” or “Satisfactory”) in connection with a Government Contract or Government Bid, and no such evaluations or ratings appeared in any past performance databases, including, but not limited to, the Contractor Performance Assessment Reporting System, the Federal Awardee Performance and Integrity Information System or the Past Performance Information Retrieval System; and to the Seller’s Knowledge, no facts exist that reasonably could be expected to materially and adversely affect the Company’s or any of the Company’s successors’ Government Bids.

(m) There is no pending audit, and no audit has been performed within the past five (5) years, by the Defense Contract Audit Agency (“DCAA”) or any Governmental Entity (other than routine audits by a Governmental Entity in the ordinary course of business) with respect to the Government Contracts. The Company has made available to Buyer copies of any pending audit or audit occurring that are true, complete and correct in all material respects within the past five (5) years (other than routine audits by a Governmental Entity in the ordinary course of business). At all times within the past five (5) years: (i) neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned or disallowed in writing or, to the Seller’s Knowledge, orally any cost, notified the Company in writing or, to the Seller’s Knowledge, orally of any intent to disallow any costs, or withheld or set off, or attempted to withhold or set off, monies due to the Company under any of the Company’s Government Contracts; (ii) the Company’s cost accounting and other business systems have complied in all material respects with all applicable government procurement Laws and with the requirements of all of the Company’s Government Contracts; (iii) all invoices and claims for payment, reimbursement, or adjustment, including requests for progress payments invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional payments, submitted by or on behalf of the Company were current, accurate and complete in all material respects as of their respective submission dates; (iv) all costs, fees, profit, and other charges and expenses of any nature that have been charged or invoiced under each Government Contract were properly chargeable or invoiced to such Government Contract, were charged or invoiced in amounts consistent with all contract requirements and applicable Laws (including all requirements relating to allowability, allocability, allocation, and reasonableness), were charged or invoiced for supplies delivered and services performed in accordance in all material respects with all contract requirements (including experience and qualification requirements) and applicable Laws and no refunds are or will become due under any Government Contract; (v) the Company’s practices and procedures for estimating costs and pricing proposals and accumulating, allocating, recording, segregating, reporting, and invoicing costs have been in compliance in all material respects with all applicable Laws, including FAR Part 31 and the Cost Accounting Standards; (vi) as applicable, the Company has billed all indirect cost consistent with the rates approved by the DCAA or with provisional rate agreements; and (vii) all certified cost or pricing data submitted by or on behalf of the Company were current, accurate, and complete in all material respects as of the certification date. There are no indirect rate variances for open cost accounting periods that, individually or in the aggregate, would reasonably be expected to result in a rate adjustment with an impact of $15,000 or more, in the aggregate, on the costs allocated to the Company’s Government Contracts.

(n) The Company has, in the past five (5) years, complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including, but not limited to, those specified in NISPOM and any other applicable national security requirements. No written or, to the Seller’s Knowledge, oral notice of revocation, suspension or invalidation from the DCSA or any other Governmental Entity has been issued as of the date hereof or remains unresolved with respect to any such Facility Security Clearance and, no event, condition or omission has occurred or exists that would be reasonably likely to constitute grounds for such action or notice. The employees of the Company possess all Personnel Security Clearances required to perform the applicable Current Government Contracts and the Company possesses all Facility Security Clearances required to perform the applicable Current Government Contracts. Except to the extent disclosure thereof is prohibited by applicable Law, Schedule 3.13(n) sets forth a list of all Personnel Security Clearances and Facility Security Clearances held by the Company that is true, correct and complete. For each Facility Security Clearance listed on Schedule 3.13(n), the Company holds, to the extent applicable, at least a “satisfactory” rating from the DCSA or any other cognizant security agency under the NISPOM, or has achieved at least a “satisfactory” rating on any self-inspection performed by the Company in lieu of a rating from the DCSA or any other cognizant security agency under the NISPOM. The Company has sufficient employees with Personnel Security Clearances reasonably necessary for the Business as currently conducted.

(o) Neither the Company, nor any of the Company’s officers, managers, employees or agents, has violated the Covenant Against Contingent Fees, FAR 52.203-5, or 11 U.S.C. § 2306, 41 U.S.C. § 3901. No person or agency has been employed or retained by the Company to solicit or obtain any Government Contract upon an agreement or understanding for a contingent fee, except a “bona fide employee” or “bona fide agency” as those terms are defined in 48 C.F.R. § 52.203-5.

(p) Neither the Company, nor any of the Company’s officers, directors, managers, employees, or agents, has materially violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Entity (regardless of the branch of government), including the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(q) The Company has a satisfactory record of “business ethics and integrity,” as such phrase is used in FAR 9.104-1(d). The Company maintains systems of internal controls (including, but not limited to, accounting systems and estimating systems) that are in compliance in all material respects with all requirements of each Government Contract and applicable Laws and regulations. Without limiting the foregoing, the practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs are in compliance in all material respects with all applicable provisions of the FAR Part 31 cost principles and the FAR Part 99 Cost Accounting Standards. The Company has developed and implemented, as required, a government contracts compliance program in compliance with FAR Subpart 3.10 and FAR 52.203-13, which includes corporate policies and procedures to ensure compliance with applicable government procurement statutes, regulations and contract requirements.

(r) The Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that, in each case, would create, in any procurement entered into prior to Closing, an organizational conflict of interest for the Company, as defined in FAR Subpart 9.5 and applicable Government Accountability Office and U.S. Court of Appeals for the Federal Circuit case law. With respect to each Government Contract, the Company is in compliance in all material respects with all applicable Laws regarding “organizational conflicts of interest,” and the Company has established an organizational conflict of interest mitigation plan when required by the Government Contract or requested by a Governmental Entity. There are no organizational conflicts of interest mitigation plans established by the Company, or to which the Company is otherwise subject, in connection with any of the Company’s Government Contracts. There is no work or, to the Seller’s Knowledge, future business opportunities, from which the Company is currently materially limited, prohibited or otherwise restricted from performing under or bidding on due to organizational conflicts of interest (as defined by FAR Subpart 9.5) or contract terms or provisions to which the Company is otherwise subject in connection with any Government Contract.

(s) The Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(t) The Company has no outstanding Government Bids that, if accepted or a contract relating thereto is awarded to the Company, is expected to result in a material loss to the Company at the conclusion of the awarded contract. The Company is not party to any Government Contract that has not yet been closed out or remains subject to audit that is expected to result in a material loss to the Company at the conclusion of the Government Contract.

(u) The Company has complied in all material respects with the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts and applicable Law. In the past five (5) years, the Company has not had or experienced any breach of data security or cybersecurity, whether physical or electronic. Any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Entity or higher tier contractor, as required by the terms of the Government Contract or applicable Law.

(v) Schedule 3.13(v) contains a list of all government-owned property at the Company’s facilities, including tooling and test equipment, provided under, necessary to perform the obligations under, or for which the Company is accountable under the Government Contracts, that is true, correct and complete. All such government-owned equipment is administered, maintained, identified, tracked, used, managed, accounted for and disposed of by the Company in accordance with applicable Laws and requirements of associated Government Contracts and is substantially in the condition described therein.

(w) All Company Intellectual Property Rights were developed exclusively at private expense by employees of the Company in the scope of their employment, and the Company has not delivered or granted, agreed to deliver or grant, or entered into any Government Contract that requires the delivery or granting to any Governmental Entity of: (i) any source code that constitutes Company Intellectual Property Rights; (ii) unlimited or government purpose rights (as defined in FAR 52.227-14, DFARS 252.227-7013, DFARS 252.227-7014 or similar clauses, and except as may be granted upon expiration of the SBIR protection period in accordance with FAR 52.227-20 or DFARS 252.227-7018) in the Company Intellectual Property Rights or any portion thereof; or (iii) ownership of any portion of the Company Intellectual Property Rights. The Company is not using any Intellectual Property Rights developed under any Government Contracts without having obtained the necessary prior permission of the applicable Governmental Entity, prime contractor, higher-tier subcontractor or any other person or entity. The Company has substantially taken all steps required under any Government Contract and applicable Laws to assert, protect and support the Company’s rights in technical data, computer software, computer software documentation, inventions and other Intellectual Property Rights so that no more than the minimum rights or licenses required under applicable Laws and Government Contract terms will have been provided to the receiving party or the Governmental Entity. Without limiting the foregoing, the Company has timely disclosed and elected title to all subject inventions, timely listed all technical data and computer Software to be furnished with less than unlimited rights in any required assertions table, and included the proper and required restrictive legends on all copies of any technical data, computer software, computer software documentation, and other Intellectual Property delivered under any Government Contract. All such markings and rights were properly asserted and justified in all material respects under the Government Contracts, and no Governmental Entity, prime contractor, or higher-tier subcontractor has challenged in writing or, to the Seller’s Knowledge, orally or, to the Seller’s Knowledge, has any reasonable basis for challenging, the markings and rights asserted by the Company. The Company maintains records sufficient to justify the validity of all restrictions the Company asserts, has asserted, or would assert prior to execution of any Government Contract, on a Governmental Entity’s use, release, or disclosure of technical data, Software, or Software documentation, and all associated markings.

(x) The Company has not undergone any Defense Contract Management Agency (“DCMA”) (or other cognizant audit agency or entity) audit of any system during the past five (5) years that has caused DCMA to conclude that the Company has failed to comply with applicable Laws, or resulted in any disputes between the Company and DCMA regarding compliance that have resulted in the assessment of penalties, withholdings, reimbursement, or other cost adjustments equal to or exceeding $150,000. During the past five (5) years, the Company has maintained proper policies and procedures to comply with DFARS 252.244-7001 or DFARS 252.244-7003.

(y) The Company is and has been in compliance in all material respects with the requirements of section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act (NDAA) for Fiscal Year (FY) 2019, and any representations or certifications made or submitted by or on behalf of the Company in connection with the Company’s compliance with FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment and FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment, were true and accurate at the time of submission and the Company has complied in all material aspects with such certifications.

(z) All personnel of the Company who performed or are currently performing under any Government Contract met or meet in all material respects all express qualification requirements for the labor categories under which they have been charged, or are being charged, or a related customer approval or waiver has been obtained. All personnel of the Company listed in any Government Contract or Government Bid meet all applicable requirements set forth in the applicable solicitation. The Company has not replaced any personnel performing a Current Government Contract without obtaining all required approvals from the applicable party whose consent is required for replacement of personnel.

Section 3.14 Real Property.

(a) The Company does not own, nor has the Company ever owned, any real property.

(b) Schedule 3.14(b) sets forth a true, correct and complete list of (i) all real property that is leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or currently located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing (the “Leased Real Property”); and (ii) all leases, subleases, licenses or other occupancy agreements of real property (together with all amendments, modifications, extensions, renewals, guarantees and other agreements with respect thereto) to which the Company is a party (as lessee, sublessee, licensee, sublessor, licensor or lessor) (the “Leases”). The Company holds a valid, binding and enforceable leasehold interest to all Leased Real Property purported to be leased, sublet, licensed or otherwise occupied by the Company, subject to the Enforceability Exception, free of any Liens other than Permitted Liens. The Leased Real Property constitutes all of the real estate used or occupied by the Company, and no other real estate is necessary for the continued conduct of the business by the Company, and the Leases constitute all of the leases under which the Company holds a leasehold interest.

(c) With respect to the Leased Real Property, (i) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease, (ii) there is no default or breach by the Company nor, to the Seller’s Knowledge, any other party thereto, under any of the covenants, conditions, restrictions, rights-of-way or easements which may materially affect the Leased Real Property, the permanent structural improvements located thereon, or any portion(s) thereof which require performance or compliance by the owner of the Leased Real Property, to the Seller’s Knowledge, and no condition or circumstance exists which with the giving of notice or the passage of time or both would constitute a material default or breach by the Company nor, to the Seller’s Knowledge, any other party thereto, under any such covenants, conditions, restrictions, rights-of-way or easements, (iii) the Company has not assigned, subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or portion thereof, (iv) the Company has not collaterally assigned, mortgaged, deeded in trust or granted any other security interest in such Lease or any interest therein, (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (vi) all work required to be performed under such Lease by the landlord thereunder or by the Company or any other party thereto has been substantially performed, and to the extent that the Company is responsible for the payment of such work, has been fully paid, (vii) no profit sharing, recapture, or other obligation, restriction or cancellation of any option under such Lease will arise as a result of the transactions contemplated by this Agreement, and (viii) the Company does not owe any brokerage commission in connection with such Lease.

(d) No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without compensation therefor, nor, to the Seller’s Knowledge, has any such condemnation, expropriation or taking been proposed or threatened. There are no structural defects or other material defects or, to the Seller’s Knowledge, deferred maintenance in the material improvements, including, but not limited to, the roof of the buildings located on the Leased Real Property, or any material defect or, to the Seller’s Knowledge, deferred maintenance in the plumbing, electrical, mechanical, heating, ventilation or air-conditioning systems or other systems at the Leased Real Property.

Section 3.15 Taxes.

(a) All Tax Returns required to be filed by the Company have been duly and timely filed (taking into account any valid extensions) and all such Tax Returns are true, correct and complete in all material respects. All Taxes required to be paid by the Company (whether or not shown to be due and owing on any Tax Return) have been timely paid. No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that the Company is or may be subject to Tax by that jurisdiction. All Tax distributions required to be paid by the Company have been paid.

(b) Schedule 3.15(b) is an accurate and complete listing of all of the jurisdictions that impose Taxes on the Company or in which the Company has a duty to file Tax Returns.

(c) The Company has duly and timely withheld all amounts required to be deducted or withheld and has timely paid to the applicable Taxing Authorities all such deducted or withheld amounts in accordance with applicable Law. The Company has at all times (i) correctly classified those Persons performing services as common law employees, leased employees, independent contractors, partners or agents of the Company for Tax purposes, and (ii) complied with all reporting and record keeping requirements related thereto, including filing of IRS Forms W-2 and 1099 (or other applicable forms).

(d) There is no Lien for Taxes upon any of the assets of the Company other than Liens for Taxes that are not yet due and payable. No Taxing Authority has threatened in writing that it is in the process of imposing any Lien for Taxes on any assets of the Company.

(e) No actions, audits, examinations, claims, administrative proceedings or court proceedings (each, a “Tax Contest”), with regard to Taxes or Tax Returns of the Company are currently pending, ongoing or to the Seller’s Knowledge have been threatened, and all deficiencies asserted or assessments made against the Company, if any, as a result of any Tax Contest have been duly and timely paid in full.

(f) The Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return for which the Company is or may be liable for Taxes, (ii) to file any elections, designations or similar filings relating to Taxes of the Company, (iii) to pay or remit any Taxes or amounts on account of Taxes for which the Company is or may be liable or (iv) pursuant to which any Taxing Authority may assess or collect Taxes for which the Company is or may be liable, in each case which extension remains in effect.

(g) The Company (i) has not been a member of an affiliated, consolidated, combined or unitary group for Tax purposes and (ii) has no Liability for the Taxes of any other Person as a transferee or successor, by Contract, operation of Law or otherwise (other than pursuant to this Agreement or commercial Contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes). The Company is not a party to or bound by any Tax indemnification, allocation, sharing agreement or other similar arrangement (whether or not written), excluding this Agreement and Contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes.

(h) At all times since January 1, 2006 and continuing until the day immediately prior to the Contribution, the Company was a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and any analogous provision of state or local law. Since January 1, 2006, no actions have been taken by the Company, the Seller or otherwise to cause the Company to cease to so qualify as an S corporation (other than the consummation of the Reorganization). The Company has not acquired any assets in the last five years from a corporation that was taxable as a C corporation in a transaction in which the Company’s Tax basis of the acquired asset is determined, in whole or in part, with reference to the Tax basis of the acquired asset in the hands of a C corporation. The Company is, and has been since June 19, 2026, a entity disregarded as separate from its owner (within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii)) for U.S. federal and applicable state income tax purposes. The Reorganization was consummated at the times described in, and in all respects in accordance with the description of, the Reorganization set forth in the recitals to this Agreement.

(i) The Company (and Buyer, with respect to its interest in the Company after Closing) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting by the Company for Tax purposes on or prior to the Closing Date (other than as may arise from the transactions contemplated by this Agreement), (ii) use of an improper method of accounting or the cash method of accounting by the Company for a Tax period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by the Company prior to the Closing, (iv) installment sale or open transaction disposition made by the Company prior to the Closing, (v) prepaid amount received, or deferred revenue or account receivable accrued, by the Company on or prior to the Closing Date, or (vi) election made by the Company pursuant to Section 965(h) of the Code on or prior to the Closing Date.

(j)  The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty) or office or fixed place of business in a jurisdiction outside of the United States.

(k) The Company has properly (i) collected and remitted sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(l) The Company has not been a party to any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4.

(m) The Company has not deferred any Taxes pursuant to Section 2302 of the CARES Act that will be unpaid as of the Closing Date. The Company has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(n) The Company has not made any SALT Election.

(o) For purposes of this Section 3.15, any reference to the Company shall be deemed to include any Person that merged with or was liquidated or converted into the Company.

Section 3.16 Insurance. Schedule 3.16 sets forth a complete and correct list of all insurance policies or binders for which the Company is a policyholder or which covers the Business or any assets of the Company (“Insurance Policies”), all of which have been made available to Buyer. All Insurance Policies: (i) are valid, binding and in full force and effect (subject to the Enforceability Exception) in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid when due; (ii) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company; (iii) have been continuously in force (i.e., no gaps in coverage) since January 1, 2023; and (iv) are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Material Contracts to which the Company is a party or by which it is bound. The Company has not received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies. The Company is not in material default with respect to its obligations under any of the Insurance Policies. The Company has not received notice of denial of coverage or that any insurer is questioning or disputing coverage with respect to a claim submitted under any of the Insurance Policies or defending under a reservation of rights clause. No coverage provided by any of the Insurance Policies will terminate or lapse by reason of the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.16, the Company does not have any self-insurance or co-insurance programs. All claims of the Company for which insurance coverage would have been available have been properly tendered to the applicable insurance provider.

Section 3.17 Finders’ Fees. There is no fee or commission payable by any Seller Party or the Company or any of their respective Affiliates to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller Party or the Company or any of their respective Affiliates in connection with the transactions contemplated hereby.

Section 3.18 Absence of Certain Changes or Events. Except for the Reorganization, as set forth in Schedule 3.18 or as otherwise contemplated hereby, since January 1, 2026, there has not been or occurred a Material Adverse Effect with respect to the Company. Except as otherwise contemplated hereby (including the Reorganization), since January 1, 2026, the Company has conducted the Business in the ordinary course of business consistent with past practice.

Section 3.19 Environmental Matters. Except as set forth in Schedule 3.19:

(a) There has been no Release by the Company or, to the Seller’s Knowledge, any other Person of, or exposure of any Person to, Hazardous Materials at any real property currently or formerly owned, leased or operated by the Company or at any real property which the Company conducts or has conducted any operations or at any location at which Hazardous Materials generated by or on behalf of the Company or for which the Company has arranged for disposal have come to be located, in each case which could form the basis for the assertion against the Company of any material Liability or obligation pursuant to Environmental Law.

(b) The Company has not manufactured, stored, released, buried, disposed of, or located Hazardous Material on any property owned, leased or operated by the Company, and the Company has not contracted with any Person to dispose of any Hazardous Material at any property, in each case, in a manner that would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws.

(c) There are no present or past actions, activities, circumstances, conditions, events or incidents, including any Release or threatened Release, related to Hazardous Materials, that is reasonably likely to form the basis for the assertion of any material Liability against the Company, or, to the Seller’s Knowledge, against any predecessor thereof.

(d) Since January 1, 2023 (or, prior to such time, that is currently pending or unresolved), the Company has not received a written notice, letter, request for information, notice of claims, or demand asserting that it is or may be liable for any investigation, cleanup, remediation or similar activities (or the costs thereof) with respect to any Release or threatened Release of or exposure to a Hazardous Material or violation of Environmental Law.

(e) The Company has not assumed by Contract (including indemnity agreement) or operation of Law any material Liability of another Person under Environmental Law.

(f) To the Seller’s Knowledge, neither any real property currently or formerly owned or occupied by the Company nor, to the Seller’s Knowledge, any waste disposal facilities utilized by the Company are (i) subject to any Liability for which the Company could be named as a potentially responsible party in connection with any Environmental Laws or (ii) subject to the corrective action provisions of the federal Resource Conservation and Recovery Act, 42 USC 6901 et seq., or any similar state Environmental Laws.

(g) To the Seller’s Knowledge, none of the following exists at any property owned or occupied at any time by the Company: underground or above-ground storage tank systems; asbestos-containing material; lead paint; materials or equipment containing polychlorinated biphenyls; wetland (including any former wetland that has been filled); or landfills, surface impoundments, waste piles or disposal areas.

(h) The Company has provided to Buyer true, correct, and complete copies of all environmental reports, audits, Governmental Authorizations required to be maintained by the Company pursuant to Environmental Laws, claim notices and other documents in the possession or control of the Seller Parties or the Company that are material to a reasonable understanding of the Liability of the Company pursuant to Environmental Law.

Section 3.20 Permits and Licenses. Schedule 3.20 sets forth a correct and complete list of the Governmental Authorizations required for the Company to operate the Business in compliance with applicable Law, including the Company’s FCL and all employee Personnel Security Clearances. The Governmental Authorizations set forth or required to be set forth in Schedule 3.20 are held by the Company and are valid and in full force and effect (subject to the Enforceability Exception). The Company is not in material default under, and no condition exists that with notice or lapse of time or both would be reasonably likely to constitute a material default under, such Governmental Authorizations. No grounds exist for the cancellation, revocation, suspension, limitation or renewal with materially different terms of any of such Governmental Authorizations. Where necessary for the renewal or reissuance of such Governmental Authorizations, all appropriate filings and registrations have been timely submitted to the appropriate Governmental Entity. None of such Governmental Authorizations will be terminated or impaired or become terminable, in whole or in part, and no new Governmental Authorization will be required to be obtained to continue the Business as it has been conducted in the year prior to the Closing Date, as a result of the consummation of the transactions contemplated hereby.

Section 3.21 Related Party Transactions. Except (a) for this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, (b) for any Benefit Plan or other compensatory arrangements with employees (but not consultants or other service providers) in the ordinary course of business and (c) for the direct and indirect ownership of the Purchased Securities, no Seller Party or any officer, director, equityholder or Affiliate of any Seller Party or the Company is a party to any Material Contract or other business arrangement or transaction with, or has any interest in any material assets or property owned or used by, the Company. No Seller Party or any officer, director, equityholder or Affiliate of any Seller Party has engaged in any transaction with the Company outside the ordinary course of business between the date hereof and the Closing.

Section 3.22 Customers and Suppliers.

(a) Schedule 3.22(a) sets forth a list of each of the 10 largest customers of the Company as measured by the dollar value of revenue received from such customers for the fiscal years ended December 31, 2024 and December 31, 2025 (collectively, the “Top Customers”). No Top Customer has materially modified or terminated its relationship with the Company or has materially decreased (except for decreases occurring in the ordinary course of business consistent with past practice) its services with the Company, and to the Seller’s Knowledge, no Top Customer has threatened any action or given the Company notice of material modification or termination or intent to materially modify or terminate its relationship with the Company.

(b) Schedule 3.22(b) sets forth a list of the 10 largest suppliers of the Company as measured by the dollar value of net purchases from such suppliers for the fiscal years ended December 31, 2024 and December 31, 2025 (the “Top Suppliers”). No Top Supplier has materially modified or terminated its relationship with the Company or has materially decreased (except for decreases occurring in the ordinary course of business consistent with past practice) its services, supplies, materials or finished products to the Company, and to the Seller’s Knowledge, no Top Supplier has threatened any such action or given the Company notice of material modification or termination or intent to materially modify or terminate its relationship with the Company.

Section 3.23 Bank Accounts. Schedule 3.23 contains a complete list of each bank, financial institution and brokerage company in which the Company has an account together with the type of account, account number and the names of all Persons authorized to draw thereon or have access thereto. No Seller Party (or any other Person) holds any bank, financial or other account that is used for the business of the Company.

Section 3.24 Warranty. Schedule 3.24 sets forth (i) a list of all forms of written warranties and guarantees provided by the Company in respect of any products or services that are currently in effect or for which there is or may be any existing or future Liability (the “Warranty Obligations”) and the duration of each such Warranty Obligation and (ii) each Warranty Obligation that is subject to any dispute or, to the Seller’s Knowledge, threatened dispute. There have not been any material deviations from the Warranty Obligations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Seller Parties to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Seller Parties that the following representations and warranties are correct and complete as of the date hereof and as of the Closing Date (unless expressly given as of an earlier date, in which case, such representation and warranty is true and correct as of such date).

Section 4.1 Organization and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite power and authority to own and operate Buyer’s properties and assets and to carry on Buyer’s business as currently conducted.

Section 4.2 Authorization. Buyer has requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Buyer is a party, and to perform Buyer’s obligations and consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereunder and thereunder, has been duly and validly authorized by Buyer and no additional limited liability company authorization by Buyer is required in connection therewith.

Section 4.3 Binding Effect. This Agreement and each of the Ancillary Agreements to which Buyer is a party, when executed and delivered by Buyer (assuming the due authority, execution and delivery by the counterparties thereto), constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exception.

Section 4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) violate any provision of the Organizational Documents of Buyer, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Buyer under, or result in a loss of any material benefit to which Buyer is entitled under, any Contract to which Buyer is a party or (c) violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which Buyer or Buyer’s Affiliates are subject, in each case in a manner that would reasonably be expected to impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5 Litigation. There are no outstanding Litigation, orders, injunctions, decrees or any other judgment of any kind, or to Buyer’s actual knowledge threatened against Buyer, and Buyer is not subject to any outstanding Litigation, orders, injunctions, decrees or any other judgment of any kind, in each case that would have the effect of preventing, delaying or making illegal or otherwise interfering with the transactions contemplated under this Agreement.

Section 4.6 Investment. Buyer is acquiring the Purchased Securities for Buyer’s own account, for investment purposes only, and not with a view to any resale or public distribution thereof. Buyer is an “accredited investor” as defined under Rule 501(a) of Regulation D promulgated under all federal securities laws of the United States, including the Securities Act of 1933 (the “Securities Act”), and Buyer’s financial condition is such that the acquisition of the Purchased Securities will not adversely affect Buyer’s present or future ability to provide for Buyer’s financial needs. Buyer has independently evaluated the merits and risks of Buyer’s investment and has not relied on any representation or warranty of the Seller Parties or their representatives other than those expressly set forth in this Agreement. Buyer understands that the Purchased Securities have not been registered under the Securities Act or any state securities Laws and are being sold in reliance on exemptions from registration. Buyer further understands that the Purchased Securities may not be sold, transferred, or otherwise disposed of unless such sale or transfer is registered or exempt from registration under applicable securities Laws.

Section 4.7 Sufficiency of Funds. Buyer has sufficient cash on hand, or other sources of immediately available funds, to meet its Closing obligations as set forth in Section 2.2.

Section 4.8 FCL Readiness. Buyer meets, and shall continue to meet, immediately following the Closing, all DCSA requirements to maintain or sponsor the Facility Security Clearances. There is no existing information, fact, condition, or circumstance that would reasonably be expected to cause Buyer to lose the ability to maintain or sponsor any Facility Security Clearance.

Section 4.9 Finder’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller Parties could become liable or obligated.

ARTICLE V
COVENANTS

Section 5.1 Public Disclosure; Further Cooperation.

(a) Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law, including in connection with the Regulatory Approvals (in which case, the party making such press release or public announcement or communication shall provide the other party with reasonable advance notice and a reasonable opportunity to review and comment, if legally permissible), from and after the date hereof, no party hereto shall make any press release or similar public announcement or public communication relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, unless specifically approved in writing in advance by Buyer and the Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) After the Closing, the Seller Parties, Buyer, and each of their respective Affiliates shall execute and deliver, or shall cause to be executed and delivered, from time to time such further documents and instruments of conveyance and transfer, and shall take such other actions as each Seller Party or Buyer may reasonably request, for carrying out the purposes of this Agreement and the Ancillary Agreements.

(c) This Section 5.1 shall survive the Closing in accordance with its terms.

Section 5.2 Release. Effective as of the Closing, each Seller Party, for such Seller Party and all of such Seller Party’s respective Affiliates, and each of their respective permitted assigns, heirs and Representatives, fully and unconditionally releases, acquits and forever discharges Buyer (and all of Buyer’s Affiliates and Representatives), the Company and each of Buyer’s and the Company’s respective past, present and future officers, directors, members, managers, equity holders, partners (general and/or limited) and employees, and the respective successors and permitted assigns and Affiliates and Representatives of each of the foregoing (in each case, other than the Seller Parties), in their capacities as such (collectively, the “Released Parties”), from any and all manner of Losses, Liabilities, bonds, bills, covenants, compensation, contracts, controversies, omissions, promises, variances, trespasses, judgments, executions or other relief, whether known or unknown, matured or unmatured, suspected or unsuspected, fixed, contingent or otherwise, whether in law or equity which such Seller Party or such Seller Party’s respective Representatives or Affiliates ever had, now have or which such Seller Party, or such Seller Party’s Representatives or Affiliates hereafter can, shall or may have, against the Released Parties (each claim referred to in this sentence, a “Released Claim”), and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Seller Parties which occurred prior to the Closing. The foregoing notwithstanding, none of the Seller Parties, nor their respective Representatives or Affiliates is releasing or discharging the Released Parties from (a) the obligations and agreement of the Released Parties, if any, expressly pursuant to this Agreement or any other Ancillary Agreement, in each case, on the terms and conditions set forth herein and therein, or (b) any rights or claims arising prior to the Closing for employment compensation, employee benefits, or expense reimbursement unpaid as of the Closing to the extent reflected in the Estimated Closing Balance Sheet. Each Seller Party, for such Seller Party and on behalf of such Seller Party’s Representatives and Affiliates, agrees that such Seller Party shall not commence or institute any Litigation, arbitration or any other legal proceedings of any kind whatsoever, in law or equity, or assert any Released Claim, except as provided in this Section 5.2.

Section 5.3 Indemnification.

(a) Indemnification by the Seller Parties. Subject to the terms of this Section 5.3, from and after the Closing, each Seller Party, jointly and severally, shall indemnify and hold harmless Buyer, Buyer’s Affiliates (including the Company), and each of Buyer’s and Buyer’s Affiliates’ respective Representatives (the “Buyer Indemnified Parties”), and shall reimburse the Buyer Indemnified Parties for any Losses arising from or in connection with:

(i) any breach or inaccuracy of any representation or warranty made by any Seller Party or the Company in (A) this Agreement, (B) any Ancillary Agreement, or (C) any other certificate, document, writing or instrument delivered by the Seller Parties or the Company pursuant to this Agreement or any Ancillary Agreement;

(ii) (A) any breach of or failure to perform or comply with any covenant or obligation of the Seller Parties in this Agreement, in any Ancillary Agreement, or in any other certificate, document, writing or instrument delivered by the Seller Parties pursuant to this Agreement or (B) any breach of or failure to perform or comply with any covenant or obligation of the Company in this Agreement, in any Ancillary Agreement, or in any certificate, document, writing or instrument delivered by the Company pursuant to this Agreement;

(iii) any Transaction Expenses and/or Indebtedness to the extent such amount was not expressly included in the Final Adjustment Statement;

(iv) any Indemnified Taxes; and

(v) any matter set forth on Schedule 5.3(a)(v).

(b) Indemnification by Buyer. Subject to the terms of this Section 5.3, from and after the Closing, Buyer will indemnify and hold harmless the Seller Parties, their Affiliates and each of their respective Representatives (the “Seller Indemnified Parties”), and will reimburse the Seller Parties, for any Losses arising from or in connection with:

(i) any breach or inaccuracy of any representation or warranty made by Buyer in (A) this Agreement, (B) any Ancillary Agreement, or (C) in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement or any Ancillary Agreement; and

(ii) (A) any breach of or failure to perform or comply with any covenant or obligation of Buyer in this Agreement, any Ancillary Agreement, or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement or (B) any breach of or failure to perform or comply with any covenant or obligation of the Company in this Agreement, in any Ancillary Agreement, or in any other certificate, document, writing or instrument delivered by the Company pursuant to this Agreement.

(c) For purposes of calculating the amount of any Loss arising from such breach, the representations and warranties set forth in this Agreement shall be read without regard to any materiality or similar qualifications that may be contained herein as if such qualification were deleted from such representation or warranty.

(d) Indemnification Procedures. Each Indemnified Party shall assert any claim on account of any Losses (an “Indemnification Claim”) by giving the Indemnifying Party written notice thereof reasonably promptly following the Indemnified Party’s discovery of the applicable Losses reasonably likely to give rise to a claim under this Section 5.3. Such notice by the Indemnified Party shall describe the Indemnification Claim in reasonable detail and indicate the estimated amount, if reasonably estimable, of Losses that have been or may be sustained by the Indemnified Party; provided that the failure to timely give such notice shall not affect the rights of an Indemnified Party hereunder unless such failure has a material and prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Indemnification Claim. In Buyer’s sole discretion, any Indemnification Claim by the Buyer Indemnified Parties that is not promptly satisfied by the Seller Parties may be settled either by (i) a cash payment from the Seller Parties; or (ii) cancellation or redemption of all or a portion of the Restricted Stock Consideration.

(e) Survival. The representations and warranties contained in this Agreement and any claims for indemnification of Losses in respect thereof pursuant to this Section 5.3 shall survive the Closing and shall continue in full force and effect for the period until the date that is 18 months after the Closing Date, at which time they shall terminate and be of no further force or effect; provided, however, that (i)(A) Fundamental Representations (other than the representations and warranties in Section 3.15), (B) Fraud, and (C) the matters set forth on Sections 5.3(a)(iii) and (v) shall survive until the six (6)-year anniversary of the Closing Date, (ii) the representations and warranties set forth in Section 3.10 (Intellectual Property; Data Privacy and Security), Section 3.11 (Employee Benefits), Section 3.12 (Employment Matters), Section 3.13(c) (Government Contracts), shall survive until the two (2)-year anniversary of the Closing Date (iii) the matters set forth in Section 5.3(a)(iv) and the representations and warranties in Section 3.15 shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof, and (iv) the covenants and agreements herein or hereunder shall survive the Closing in accordance with their respective terms until performed or, if no period is specified in such covenant or agreement, for the period until the date that is five years after the Closing Date. If at any time prior to the end of the applicable survival period any claim for indemnification is asserted, such claim shall survive until finally resolved by agreement among the parties or by decision of a court of competent jurisdiction from which no further appeal may be taken. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 5.3(e) shall replace any statute of limitations that would otherwise be applicable and any corresponding indemnity obligation shall terminate concurrently with the expiration of such applicable survival or termination date set forth in this Section 5.3.

(f) Limitations on Indemnification. The Indemnified Parties shall not be entitled to be indemnified for Losses pursuant to Section 5.3(a)(i) unless and until the aggregate amount of all such Losses exceeds $75,000 (the “Deductible”). If the Deductible is exceeded, the Buyer Indemnified Parties shall be entitled to all Losses in excess of the Deductible up to an amount not to exceed $1,500,000 (the “Cap”), subject to the limitations on recovery and recourse set forth in this Agreement. The Deductible and the Cap shall not apply to claims arising under or with respect to any Fundamental Representations, Section 3.10(c) (IP ownership), Sections 5.3(a)(ii) through (v), or Fraud by the Seller Parties or the Company in connection with this Agreement or the transactions contemplated hereby; provided, however, that notwithstanding anything in this Section 5.3(f) to the contrary, except in the case of claims for Losses with respect to Fraud, in no event will the aggregate indemnification amounts paid by the Seller Parties under Section 5.3(a) exceed the sum of (I) $3,000,000, plus (II) the aggregate amount of Revenue Share Payments actually paid to the Owners. This Agreement shall not permit duplicative indemnifications or claims or rights of offset in respect of the same Loss or any component thereof if more than one provision of this Agreement gives rise to an indemnification obligation, claim or right of offset with respect to the same Loss, including any duplication for an indemnification obligation, claim or right of offset or adjustment under Section 2.8 in respect of the same.

(g) Right of Set-off. Notwithstanding anything herein to the contrary, Buyer shall have the right to set off against Buyer’s obligations to make any payment to the Seller Parties hereunder (including any Revenue Share Payments, solely to the extent permitted by Section 409A) any amounts owed, or to become due and owing, by a Seller Party to a Buyer Indemnified Party under the terms of this Agreement or the Ancillary Agreements. Furthermore, if the Seller Parties do not promptly satisfy any indemnification obligations of the Seller Parties, Buyer shall have the right to reclaim and cancel a portion of the Restricted Stock Consideration with a value equal to the unsatisfied indemnification obligations, which value will be determined as the VWAP of Buyer’s common stock for the 20 trading days immediately preceding such reclamation and cancellation.

Section 5.4 Pre-Closing Covenants.

(a) Regular Course of Business. For the period commencing on the date of this Agreement and ending on the earlier of the Closing Date or the termination of this Agreement in accordance with Article VIII (such period, the “Interim Period”), except as otherwise consented to or approved by Buyer in writing, which consent or approval will not be unreasonably withheld, conditioned or delayed, the Company shall (and the Seller Parties shall cause the Company to): (a) operate the Business diligently and in good faith, and in the ordinary course of business and use commercially reasonable efforts to preserve the Company’s assets, business organizations, and relationships with third parties and keep available the services of the Company’s present officers and employees; (b) maintain all of the Company’s properties in customary repair, order, and condition, reasonable wear and tear excepted; (c) maintain (except for expiration due to lapse of time or the exercise of a pre-existing termination right for convenience) Material Contracts in effect without material change, except those Material Contracts which expire or terminate by their terms or as otherwise expressly provided herein; (d) use commercially reasonable efforts to preserve the goodwill and organization of the Business and the Company’s relationships with the Company’s vendors, customers, clients, employees, and other Persons having business relations with the Company; (e) comply in all material respects with the provisions of all Laws applicable to the Company and the conduct of the Company’s Business; (f) not take any action or fail to take any action that would cause any of the Company’s Governmental Authorizations (including, without limitation, the Company’s Facility Security Clearances, all employees’ Personnel Security Clearances, and any prime contractor authorizations) to lapse, be terminated, or otherwise made unavailable to the Company after the Closing; and (g) not otherwise take any action that would require disclosure pursuant to Section 3.18. Notwithstanding the foregoing, prior to the Closing, the Company shall be permitted to distribute to the Owners or the Seller all accumulated investment account balances, retained earnings, and operating reserves.

(b) Interim Financial Information. During the Interim Period, the Seller Parties shall continue to give Buyer and Buyer’s representative access to the financial information pertaining to the Company and the Business in a manner consistent with the manner in which such access has been granted during the course of the diligence review performed by Buyer on the Company and the Business before the date hereof to evaluate the Financial Information. In addition, during the Interim Period, the Company shall, and the Seller Parties shall cause the Company to, afford to Buyer and Buyer’s representatives reasonable access during business hours to the Company’s offices, properties, books, and records in order that Buyer may have full opportunity to make such reasonable investigations as Buyer shall desire to make of the affairs of the Company; provided that (i) such access shall not unreasonably disturb any customers, vendors, or employees of the Company, and that (ii) Buyer shall not entertain any communications with customers, vendors or employees without the express prior written consent of the Seller.

(c) No Solicitation or Negotiation. During the Interim Period, the Seller Parties and the Company shall not, and shall not authorize or permit any of the Seller Parties’ or the Company’s Affiliates or representatives to, directly or indirectly, (a) solicit, initiate, or encourage inquiries or proposals from, provide any confidential information of the Company to, or participate in any discussions or negotiations with, any Person (other than Buyer and Buyer’s representatives) concerning, (b) enter into any agreement or understanding, either oral or written, regarding, or (c) otherwise cooperate in any way with or participate in, (i) any merger, sale of assets, or sale of equity securities of, (ii) enter into any loan agreement for the benefit of, (iii) any recapitalization of, or (iv) any other similar transaction involving, the Company or the Company’s assets (other than in the ordinary course of business). Each of the Seller Parties and the Company agrees that the rights and remedies for noncompliance with this Section 5.4(c) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

(d) Disclosure. From time to time during the Interim Period, the Company shall promptly supplement or amend information previously delivered to Buyer with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein or in the Disclosure Schedules; provided, however, such supplemental information shall not be deemed to be an amendment to any Disclosure Schedules and shall not change the risk allocation of this Agreement among the parties.

(e) Regulatory Approvals. Buyer, on the one hand, and the Company and the Seller Parties, on the other hand, shall use reasonable efforts to cooperate with the other to prepare and file, or cause to be prepared and filed, as soon as reasonably practicable the filings and information in connection with the Regulatory Approvals. All filing fees incurred prior to the Closing Date and imposed by a Governmental Entity in connection with the Regulatory Approvals shall be a Transaction Expense. In addition to the foregoing obligations of the parties in this Section 5.4(e), Buyer, the Seller Parties, and the Company will use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each such party will use commercially reasonable efforts to: (i) after affording the other party a commercially reasonable opportunity to review and reasonably comment thereon, make any filings and give any notices required to be made or given by such party in connection with the transactions contemplated by this Agreement, (ii) after affording the other party a commercially reasonable opportunity to review and reasonably comment thereon, obtain any consent required to be obtained (pursuant to any applicable Law, contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement, including accepting or entering into undertakings or commitments sought by Governmental Entities (including the Regulatory Approvals) that are usual, customary, and reasonable for transactions of the type contemplated by this Agreement, and (iii) lift any restraint, injunction, or other legal bar to the transactions contemplated by this Agreement. In no event, however, notwithstanding anything herein to the contrary, shall Buyer, the Seller Parties, or the Company be required to take or refrain from taking any action or inaction pursuant to this Section 5.4(e) or otherwise that would reasonably be expected to have a Material Adverse Effect or a material adverse impact on Buyer, the Seller Parties, or the Company, respectively, or any of their respective Affiliates, as applicable, or materially impair the benefit Buyer, the Seller Parties, or the Company, respectively, otherwise would derive from the transactions contemplated by this Agreement. Each of Buyer and the Seller Parties and the Company will promptly deliver to the other a copy of each such filing made, each such notice given, and each such consent obtained prior to the Closing.

(f) PIIA and Non-Compete. As a condition to the Closing, each retained employee of the Company (including each Owner) shall execute a PIIA on the following terms and subject to applicable state law: (i) the non-compete provision of each PIIA shall be limited to directly competing with Buyer’s digital evidence and biometric product lines in the federal government market by providing the same or similar services to a Restricted Customer as the individual provided to Buyer for a period of two (2) years following termination of such individual’s employment with Buyer; (ii) the intellectual property assignment clause of each PIIA shall apply only to work product created within the scope of employment with Buyer post-Closing; and (iii) as applicable to the Owners’ PIIAs, if either Owner is terminated by Buyer without Cause or resigns for Good Reason within five years after the Closing Date, the non-compete provision of such Owner’s PIIA shall immediately and permanently terminate with respect to such Owner.

(g) Agreements to Defend. During the Interim Period, in the event any claim is made against the Company by a Person not party to this Agreement, the parties to this Agreement shall cooperate with each other and use their respective commercially reasonable efforts to defend against and respond thereto.

(h) Further Assurances. Subject to the terms and conditions of this Agreement, during the Interim Period, each of the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all reasonable action, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Laws to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.5 Preparation of Financial Statements

(a) Engagement of Auditors. No later than ten (10) Business Days after the date of this Agreement, the Seller Parties shall cause the Company to engage RRBB, or such other independent registered public accounting firm as may be approved in writing by Buyer, to (i) audit the Company’s financial statements for the fiscal year ended December 31, 2025 in accordance with the standards of the PCAOB and (ii) perform reviews of the Company’s interim financial statements in accordance with PCAOB Auditing Standard AS 4105, in each case as required pursuant to Section 2.5(n). The Seller Parties shall provide Buyer with a copy of such engagement letter promptly upon execution thereof.

(b) Delivery Deadlines. The Seller Parties shall use commercially reasonable efforts to cause:

(i) the Audited Annual Financial Statement to be completed and delivered to Buyer no later than sixty (60) days after the date of this Agreement; and

(ii) the Signing Interim Financials to be completed and delivered to Buyer no later than the later of (A) sixty (60) days after the date of this Agreement or (B) forty-five (45) days after the end of the most recently completed fiscal quarter of the Company as of the date of this Agreement.

(c) Cooperation. The Seller Parties shall, and shall cause the Company and the Company’s respective Representatives to, cooperate fully with RRBB and, upon reasonable prior written notice, with Buyer and Buyer’s Representatives, in connection with the preparation, audit, and review of the Financial Information. Such cooperation shall include (i) providing RRBB and Buyer with timely access to the books, records, work papers, trial balances, and supporting documentation of the Company, (ii) causing the Company’s President and other relevant personnel, as necessary, to be reasonably available during normal business hours to respond to inquiries from RRBB and Buyer, (iii) executing and delivering such representation letters and consents as RRBB may reasonably require in connection with the audit or review, and (iv) using commercially reasonable efforts to cause RRBB to execute and deliver any consents or comfort letters reasonably requested by Buyer in connection with any filing by Buyer with the SEC that includes or incorporates the Financial Information.

(d) Updates. If, between the date of this Agreement and the Closing Date, any fiscal quarter of fiscal year 2026 ends and the Closing Interim Financials for such quarter are not yet required under Section 2(l)(ii)(B), the Seller Parties shall nonetheless use commercially reasonable efforts to cause such reviewed interim financial statements to be available for delivery to Buyer no later than forty-five (45) days after the end of such fiscal quarter, it being understood that delivery of the Closing Interim Financials within the timeframe specified in Section 2(l)(ii)(B) shall remain a condition to Closing.

(e) Costs and Expenses. The fees and expenses of RRBB incurred in connection with the audit and reviews required pursuant to this Section 5.5 shall be borne equally by Buyer and the Seller Parties, regardless of whether the Closing occurs.

Section 5.6 Employment Matters.

(a) Following the Closing, Buyer shall, and shall cause the Company to, provide each employee who remains employed immediately after Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to Closing; and (ii) employee benefits under Buyer’s standard plans, programs, and arrangements for similarly situated employees as are in effect as of the Closing Date, subject to the terms and conditions of such plans, programs, and arrangements. Nothing in this Section 5.6 shall require Buyer or the Company to provide any particular level of compensation (other than salary in accordance with clause (i)), severance benefits, equity awards or restricted stock units (other than the RSUs (as defined below)) to any Company Continuing Employee, except as separately agreed in writing by Buyer; provided that each Company Continuing Employee shall receive a total compensation and benefits package which is substantially equivalent in value or greater in value than the total compensation and benefits package provided by the Company to such Company Continuing Employee immediately prior to Closing. Buyer shall issue to Company Continuing Employees restricted stock units of Buyer in accordance with Buyer’s 2026 Incentive Equity Plan, which shall vest quarterly over five years and be subject to continued employment (the “RSUs”). The aggregate number of RSUs shall be determined by dividing $500,000 by the greater of (x) the VWAP of Buyer’s common stock for the 20 trading days immediately preceding the Closing Date or (y) the Floor Price.

(b) With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employee will participate after the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after Closing; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(c) Buyer shall not be responsible for any Liabilities arising out of or relating to the termination or resignation of any employee of the Company on or before the Closing Date.

Section 5.7 Notify DCSA of Change of Control. Buyer shall, and shall cause the Company to: (a) promptly after Closing, and in any event no later than five (5) Business Days after Closing, notify the DCSA of the transactions contemplated by this Agreement as a reportable change relating to the Company’s Facility Security Clearance; (b) promptly and in good faith cooperate with all DCSA requests, including providing information, executing and delivering any required forms and updating key management personnel, all within the deadlines established by DCSA or the NISPOM; (c) maintain the Company’s FCL in good standing and preserve the Personnel Security Clearances of cleared employees, and refrain from taking any action that would reasonably be expected to result in the suspension, revocation, or adverse impact on such clearances; and (d) promptly after Closing, and in any event no later than five (5) Business Days after Closing, report to the DCSA any changes to the employment status of cleared personnel, changes to key management personnel, or other events requiring notification.

ARTICLE VI
TAX MATTERS

Section 6.1 Transfer Taxes. All local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees imposed or assessed as a result of the transactions contemplated by this Agreement and the Ancillary Agreements, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties (collectively, the “Transfer Taxes”) shall be borne 50% by the Seller(as Transaction Expenses) and 50% by Buyer. Any Tax Return that must be filed in connection with such Transfer Taxes shall be prepared by the party required to file such Tax Return under applicable Law, and the other party shall join in the execution of any such Tax Return as required by applicable Law.

Section 6.2 Assistance and Cooperation. Following the Closing Date, each of Buyer, on the one hand, and the Seller Parties, on the other hand, shall cooperate fully in preparing any Tax Returns, seeking any Tax refund or credit, preparing for and defending any Tax Contests and payments in respect thereof, or other matter related to Taxes (in each case relating to the Company for a Tax period beginning on or prior to the Closing Date), including making available to the other party, during normal business hours, all books and records, Tax Returns or portions thereof (together with related paperwork and documents relating to rulings or other determinations by Taxing Authorities), proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information necessary or useful for such purposes, in each case, whether or not in existence as of the Closing Date.

Section 6.3 Adjustment to Purchase Price. Any payment by Buyer or the Seller Parties, as the case may be, pursuant to Section 2.8 or Section 5.3 will be treated as an adjustment to the amount paid for the Purchased Securities for applicable Tax purposes unless otherwise required by applicable Law.

Section 6.4 Maintenance of Books and Records. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed with respect to the Company relating to Pre-Closing Tax Periods, each Seller Party shall, and shall cause its Affiliates to, retain or cause to be retained all books and records of the Company in existence on the Closing Date and, following the Closing Date, shall provide Buyer access to such books and records for inspection and copying by Buyer and Buyer’s Affiliates, or their agents upon reasonable request and upon reasonable notice. After the expiration of such period, no books and records of the Company shall be destroyed by any Seller Party without first advising Buyer in writing and giving Buyer a reasonable opportunity to obtain possession thereof, with any costs of transferring the books and records to be paid by Buyer.

Section 6.5 Straddle Period Taxes. In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of (a) any Taxes of the Company based on or measured by income, gross or net sales, payroll, or payments or receipts and any Taxes that can reasonably be allocated to any portion of any Straddle Period ending on the Closing Date, shall, in each case, be determined based on an interim closing of the books as of 11:59 p.m. Eastern time on the Closing Date and (b) any Taxes of the Company for any Straddle Period not described in Section 6.5(a) that relate to the portion of any Straddle Period ending on the Closing shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 6.6 Tax Sharing Agreements and Powers of Attorney. All Tax sharing agreements, Tax allocation agreements, Tax indemnity obligations, and similar agreements or arrangements with respect to Taxes to which the Company is a party or bound (excluding this Agreement and Contracts or arrangements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes), and all powers of attorney with respect to Taxes relating to the Company, shall be terminated as of the Closing and, after the Closing, the Company shall not be bound thereby or have any Liability thereunder.

Section 6.7 Tax Treatment and Purchase Price Allocation.

(a) For federal and applicable state income Tax purposes, the parties agree and acknowledge that Buyer’s acquisition of the Purchased Securities pursuant to this Agreement is intended to be treated as Buyer purchasing the Company’s assets from the Seller in exchange for the Closing Cash Payment and Restricted Shares in a taxable transaction (together with Section 6.3, the “Intended Tax Treatment”). The parties hereto agree to report the transactions consummated pursuant to this Agreement in accordance with the foregoing and not to take a position inconsistent therewith on any applicable Tax Return or in any Tax proceeding, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code or any similar provision of state, local or foreign Law.

(b) Within 60 days after the date that the Final Adjustment Statement becomes final, Buyer shall prepare and deliver to the Seller an allocation of the Closing Cash Payment and Restricted Shares (and any other amounts required to be treated as consideration for Tax purposes) among the assets of the Company for purposes of the Code, including Section 1060 thereof and the relevant Treasury Regulations promulgated thereunder (and any corresponding provision of state, local or non-U.S. Law) (the “Allocation”) prepared in accordance with applicable Law and the methodology set forth in Exhibit E (the “Allocation Methodology”). The Allocation, as presented by Buyer, shall be deemed final unless the Seller notifies Buyer of any objections in writing within 20 days after delivery of the Allocation to the Seller. The parties shall use good faith efforts to resolve any disputes that may be raised by the Seller to the Allocation. If the parties fail to resolve any disputes within 15 days of the Seller’s objection, the dispute will be submitted for determination to the Accounting Firm to be resolved in accordance with the procedures described in Sections 2.7(e) and (f), and such resolution shall be consistent with the Intended Tax Treatment and the Allocation Methodology. The parties hereto shall report the federal, state and local income Tax consequences of the transactions contemplated hereby in a manner consistent with the Allocation, as finalized pursuant to this Section 6.7(b). No party (nor any of their respective Affiliates) will take any position inconsistent with the Allocation (including in the preparation of any Tax Return, the defense of any Tax Contest, or otherwise) or the Intended Tax Treatment unless otherwise required under applicable Law. Any amounts paid between the parties that are treated as an adjustment to the purchase price for applicable Tax purposes shall be taken into account and reported in a manner consistent with the Allocation.

Section 6.8 Tax Returns.

(a) The parties hereto acknowledge that by virtue of the Reorganization, the Seller is intended to be the income Tax successor to the “S corporation” status of the Company pursuant to Revenue Ruling 2008-18 and the Seller’s taxable year will not end on the Closing Date. The Owners shall, at the Owners’ sole cost and expense, prepare, or cause to be prepared, all income Tax Returns of the Company for taxable periods ending on or before the Closing Date and that are first due (taking into account extensions) on or after the Closing Date, and the income Tax Returns of the Seller for the taxable year including the Closing Date (such Tax Returns, “Owner Prepared Returns”). All Owner Prepared Returns shall be prepared in a manner consistent with applicable Law and this Agreement and, to the extent consistent with applicable Law and this Agreement, the Company’s past practices. At least fifteen (15) days prior to the due date of any Owner Prepared Return (after applicable extensions), the Owners shall provide Buyer with a copy of any such Owner Prepared Return for Buyer’s review and comment, and the Owners shall incorporate any reasonable comments of Buyer.

(b) Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company (other than Owner Prepared Returns) for any Tax periods beginning on or prior to the Closing Date that are first due (taking into account any valid extensions properly obtained) after the Closing Date (collectively, “Buyer Prepared Returns”). All such Buyer Prepared Returns shall be prepared in a manner consistent with the prior practice, methods and elections of the Company, except as otherwise required by applicable Law or as a result of the Reorganization or CTB Election. Buyer will submit a draft of any such Buyer Prepared Returns to the Seller for review and comment at least thirty (30) calendar days prior to the due date for filing any such Buyer Prepared Return. At least fifteen (15) days prior to the due date of any Buyer Prepared Return (after applicable extensions), Buyer shall provide the Seller with a copy of any such Buyer Prepared Return for the Seller’s review and comment, and Buyer shall consider in good faith any reasonable comments of the Seller.

Section 6.9 Tax Contests. Each party hereto shall promptly notify the other party regarding the receipt by Buyer or any of its Affiliates (including the Company), the Seller or the Owners of notice of any Tax Contests with respect to Taxes of the Company for which the Seller Parties could be liable under applicable Law or responsible for under this Agreement; provided that Buyer’s failure to so notify the Seller Parties shall not relieve the Seller Parties of their obligations hereunder unless and to the extent the Seller Parties are actually prejudiced thereby. The Seller Parties may elect, at their expense, to have control over the conduct of any such Tax Contest to the extent such Tax Contest solely concerns a Tax period ending on or before the Closing Date; provided that (i) Buyer shall have the right to participate in any such Tax Contest at Buyer’s expense, (ii) the Seller Parties shall keep Buyer reasonably informed of the status of developments with respect to such Tax Contest, and (iii) the Seller Parties shall not settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall have control over the conduct of any other Tax Contest with respect to any Pre-Closing Tax Period or Straddle Period; provided that except with respect to any Tax Contest controlled by Buyer under this Section 6.9, (i) the Seller Parties shall have the right to participate in any such Tax Contests at the Seller Parties’ expense, (ii) Buyer shall keep the Seller Parties reasonably informed of the status of developments with respect to such Tax Contest, and (iii) Buyer and the Company shall not settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 6.10 Refunds. Any refunds of Taxes (or credits in lieu thereof), plus any interest attributable thereto, that are received by Buyer (or its Affiliates) or the Company that are attributable to a Tax Return filed by the Company for Tax periods (or portions thereof) ending on or prior to the Closing Date (such refund or credit for a Straddle Period to be allocated in accordance with the principles of Section 6.5), shall be for the account of the Seller, and Buyer shall use commercially reasonable efforts to pay (or cause to be paid) to the Seller any such refund or the amount of such credit within thirty (30) days after receipt (or utilization) thereof; provided, that (a) Buyer shall be entitled to offset the amount of any such refund for any amount owed by Seller Parties to Buyer or its Affiliates pursuant to this Agreement, (b) no refund shall be required to be paid to the Seller to the extent it arises from a Tax attribute that arose in a Tax period (or portion thereof) following the Closing, and (c) to the extent any amount of a refund paid to Seller hereunder is subsequently clawed back or disallowed, the Seller Parties shall be jointly and severally liable for the promptly repaying such disallowed amount, together with any related interest, penalties and other Losses, to Buyer.

Section 6.11 Certain Limitations. Without the prior consent of the Seller (not to be unreasonably withheld, conditioned or delayed), Buyer will not (and will not permit the Company or any Affiliate of Buyer, to) in respect of any Tax period of the Company ending on or prior to the Closing Date: (i) file, or permit to be filed, any Tax Return of the Company, other than Buyer Prepared Returns (which may only be filed in accordance with Section 6.8(b)); (ii) amend, modify or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Return; (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency; (iv) enter into any closing agreement; (v) make or change any election or change any method of accounting with respect to Taxes; or (vi) initiate any discussion with any Governmental Entity regarding any voluntary disclosure involving Taxes.

Section 6.12 Tax Treatment of Restricted Stock Consideration. Provided that elections are properly filed by the Seller and each Owner under Section 83(b) of the Code with respect to the Restricted Stock Consideration, Buyer shall report, and cause its Affiliates and the Company to report, the Restricted Stock Consideration as consideration payable to the Seller in respect of the sale of the assets of the Company on all applicable Tax Returns, forms and other filings.

Section 6.13 Tax Treatment of Revenue Share Payments. Buyer and the Seller Parties shall report, and cause their respective Affiliates and the Company, as applicable, to report, the Revenue Share Payments as ordinary compensation income for both tax and financial accounting purposes.

ARTICLE VII
Conditions Precedent

Section 7.1 Conditions to Obligation of Buyer. Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Buyer.

(a) Representations and Warranties; Performance. The Seller Parties’ Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak of an earlier date) as though made on and as of the Closing Date (other than such failures to be true and correct as are de minimis). All other representations and warranties of the Seller Parties contained in Article III (i) that are qualified as to materiality or Material Adverse Effect shall have been true and correct when made, and shall be true and correct on and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak of an earlier date), and (ii) that are not qualified as to materiality or Material Adverse Effect, shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak of an earlier date). Each of the Seller Parties and the Company shall, in all material respects (to the extent such agreements, covenants and conditions are not qualified as to materiality), have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

(b) Regulatory Approvals. The Seller Parties and the Company shall have obtained, and Buyer shall have received the Regulatory Approvals.

(a) DCSA Notification and FCL Continuity. The Company shall have: (i) delivered to DCSA timely written notification of the change in ownership contemplated by this Agreement as required under 32 C.F.R. § 117.8; (ii) received no written notice from DCSA of suspension or revocation of the Facility Security Clearance; and (iii) completed all pre-Closing actions required by DCSA in connection with the change of ownership, including execution of any required Security Control Agreement or other DCSA-mandated instrument.

(b) No Material Adverse Effect. There shall have been no Material Adverse Effect of the Company since the date of this Agreement.

(c) No Proceeding or Litigation. No preliminary or permanent injunction or other order issued by a court of competent jurisdiction or by any Governmental Entity, or any Law or order promulgated or enacted by any Governmental Entity shall be in effect which could reasonably be expected to (i) make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement, or result in damages in connection with the transactions contemplated by this Agreement, (ii) result in (A) the prohibition of ownership or the operation by Buyer of all or a portion of the assets of the Business or the Purchased Securities, or (B) the compelling of Buyer or its Affiliates to dispose of or to hold separately any portion of the Business or assets of the Company or its Affiliates as a result of the transactions contemplated by this Agreement, or (iii) result in any material diminution in the benefits expected to be derived by Buyer as a result of the transactions contemplated by this Agreement.

(d) Due Diligence Investigation. Buyer shall be reasonably satisfied with Buyer’s due diligence investigation of the Company.

(e) S Corporation Remediation. The Seller Parties shall have caused the Company, the Owners and, to the extent necessary, the Seller to adopt amended governing documents and the statements contemplated by Revenue Procedure 2022-19, Section 3.06(2)(c), in each case in compliance with Revenue Procedure 2022-19, Section 3.06, to retroactively correct non-identical governing provisions in the Company’s historic governing documents.

(f) Seller Closing Deliverables. Buyer shall have received each of the closing deliverables set forth in Section 2.5.

Section 7.2 Conditions to Obligation of the Seller Parties. Each and every obligation of the Seller Parties and the Company under this Agreement to consummate the Closing shall be subject to the reasonable satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Seller.

(a) Representations and Warranties; Performance. Buyer’s Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak of an earlier date) as though made on and as of the Closing Date (other than such failures to be true and correct as are de minimis). All other representations and warranties of Buyer contained in Article IV (i) that are qualified as to materiality or material adverse effect shall have been true and correct when made, and shall be true and correct on and as of the Closing Date as if made on and as of such date, and (ii) that are not qualified as to materiality or material adverse effect shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date. Buyer shall have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by Buyer prior to the Closing Date.

(b) Buyer Closing Deliverables. The Seller shall have received each of the closing deliverables set forth in Section 2.6.

(c) No Proceeding or Litigation. No preliminary or permanent injunction or other order issued by a court of competent jurisdiction or by any Governmental Entity, or any Law or order promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the transactions contemplated hereby.

ARTICLE VIII
Termination and Abandonment

Section 8.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

(a) by mutual consent of Buyer, on the one hand, and the Seller, on the other hand;

(b) by Buyer or the Seller upon 30-days’ written notice to the other party if the transactions contemplated by this Agreement have not been consummated on or before the first anniversary of the date hereof; provided that if any party has breached its obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 8.1(b), and each other party to this Agreement may at its option enforce its rights against such breaching party and seek any remedies against such party, in either case as provided hereunder and by applicable Law.

Section 8.2 Procedures upon Termination. In the event of termination and abandonment pursuant to Section 8.1, and subject to the proviso contained in Section 8.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties. If this Agreement is terminated as provided herein:

(a) each party shall either destroy or redeliver all documents and other materials of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b) all information received by any party with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Entity) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

(c) other than as provided in Section 9.12, no non-breaching party shall have any liability or further obligation to any other party to this Agreement and such non-breaching party may at its option enforce its rights against such breaching party and seek any remedies against such party, as provided hereunder and by applicable Law.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made only if in writing and (a) upon receipt if served by personal delivery upon the party for whom it is intended, (b) upon delivery if sent by overnight air courier or (c) when sent by email, if sent prior to 6:00 p.m. Mountain Time on a Business Day (or else on the next following Business Day), in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

To Buyer or the Company:

Rank One Computing Corporation
1290 Broadway, Suite 1200

Denver, CO 80203
Attention: David Ray

Email: david.ray@roc.ai

With a copy (which shall not constitute notice) to:

Bold Legal LLC

1580 N. Logan Street, Suite 600

Denver, CO 80203

Attention: David Kendall

Email: dkendall@bold.legal

To the Seller Parties:

ZTC Holdco, Inc.

4417 Whimsey Lane

Olney, MD, 20832

Attention: Anthony J. Zuccaro

Email: tony@zuccaro.com

With copies (which shall not constitute notice) to:

PilieroMazza PLLC

320 Boxton Post Road

Suite 180, Mailbox 110

Darien, CT 06820

Attention: Kristen Centre

Electronic mail: kcentre@pilieromazza.com

Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment or waiver makes specific reference to this Agreement and is in writing and signed, in the case of an amendment, modification or supplement by Buyer and the Seller, or in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no party to this Agreement may assign this Agreement or any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment in violation of the foregoing shall be null and void ab initio, except that Buyer shall have the right to (a) assign this Agreement or Buyer’s rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates, provided that Buyer shall continue to be bound by Buyer’s obligations under this Agreement, (b) collaterally assign in whole or in part, this Agreement, and its rights hereunder, as security to one or more lenders or purchasers of debt securities of Buyer or its Affiliates, and (c) from and after the Closing, assign its rights and obligations hereunder to a third party in connection with a bona-fide sale or transfer (by means of a merger, asset sale, stock sale or otherwise) of all or a majority of the equity, or substantially all or any material portion of the assets, of the Company. Except for (i) the Released Parties, who shall be third party beneficiaries of, and shall be entitled to enforce, the provisions of Section 5.2, this Section 9.3, Section 9.7 and Section 9.8 and (ii) the Seller Indemnified Parties and Buyer Indemnified Parties, who shall be third party beneficiaries of, and shall be entitled to enforce, the indemnification provisions of Section 5.3, and the provisions set forth in this Section 9.3, Section 9.7 and Section 9.8, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, the Company, the Seller Parties, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.

Section 9.4 Entire Agreement; Inconsistency. This Agreement (including the Schedules, Exhibits and Appendix hereto), the Ancillary Agreements and any other agreements executed by a party hereto in connection herewith or therewith contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede and cancel all prior and contemporaneous agreements and understandings, oral or written, with respect to such matters. In the event and to the extent that there shall be an inconsistency between the provisions of this Agreement and the provisions of an Ancillary Agreement or any other agreement executed by a party hereto in connection herewith or therewith, this Agreement shall prevail. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement, the Ancillary Agreements and any other agreements executed by a party hereto in connection herewith or therewith.

Section 9.5 Expenses. Each party shall bear its own transaction expenses, including its respective legal and advisor expenses, whether or not the transactions contemplated by this Agreement are consummated.

Section 9.6 Disclosure Schedules. Nothing in the Disclosure Schedules will be deemed adequate to disclose an exception to a representation or warranty made in Article III unless the applicable Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Any information disclosed in the Disclosure Schedules under any section number shall be deemed to be disclosed and incorporated into any other section number where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. The section headings in the Disclosure Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or in any provision of this Agreement.

Section 9.7 Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT AND ALL MATTERS ARISING FROM, OR RELATING TO, THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE. Each party hereto agrees that it shall bring any Litigation with respect to any claim arising out of or related to this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements, exclusively in the United States District Court for the Southern District of New York or, to the extent such court is not available, the Supreme Court of the State of New York, New York County (in each case, together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated by this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over either party hereto, (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, each party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

Section 9.8 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9 Counterparts. This Agreement may be executed electronically and in one or more counterparts, each of which, including those received via email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.10 Headings. The heading references herein and the table of contents hereof are for convenience purposes only and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.12 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached and that damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto consents to, and agrees that the other parties hereto shall be entitled to, an injunction or injunctions (without posting any bond or other securities) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the subject matter hereof (subject to the provisions set forth in Section 9.7 above), in addition to any other right or remedy to which they may be entitled, at law or in equity.

Section 9.13 Interpretation. Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (c) references herein to a specific Article, Section, Subsection or Schedule of this Agreement shall refer, respectively, to Articles, Sections, Subsections or Disclosure Schedules, (d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation,” (e) references herein to any gender includes each other gender, (f) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like, (g) each reference to “days” shall be to calendar days, (h) each reference to a Law is to it as in effect at the time in question and, as applicable, is to corresponding provisions of successor Laws and (i) “made available”, “furnished” or “provided” shall, in the case of items stated in Article III to have been made available, furnished or provided to Buyer, mean only those documents uploaded to the virtual data room established by the Seller in connection with the transactions contemplated by this Agreement prior to the execution and delivery of this Agreement.

[Remainder of the Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

RANK ONE COMPUTING CORPORATION

By:	/s/ B. Scott Swann
Name:	B. Scott Swann
Title:	CEO

Signature Page to Purchase Agreement

/s/ Anthony J. Zuccaro
ANTHONY J. ZUCCARO

/s/ Emily J. Sverchek
EMILY J. SVERCHEK

ZTC HOLDCO, INC.

By:	/s/ Anthony J. Zuccaro
Name:	Anthony J. Zuccaro
Title:	President

ZUCCARO TECHNICAL CONSULTING LLC

By:	/s/ Anthony J. Zuccaro
Name:	Anthony J. Zuccaro
Title:	Chief Executive Officer

Signature Page to Purchase Agreement

Appendix A
Definitions

“Affiliate” means, (a) with respect to any subject Person that is an entity, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made and (b) with respect to any subject Person that is an individual, any spouse, sibling, parent or lineal descendant of such person; provided that, with respect to the Seller Parties, after the Closing, unless otherwise specified, Buyer shall not be considered Affiliates of any Seller Party. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Ancillary Agreements” means, collectively, the Restrictive Covenant Agreement, the Employment Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136).

“Cash” means cash, cash equivalents and other short-term marketable securities, less the amounts of (i) any unpaid checks, drafts and wire transfers (but without duplication of any such unpaid amounts being taken into account in the determination of the Net Working Capital), (ii) any trapped cash and restricted cash (including any deposits maintained with vendors, lessors, banks or other financial institutions, or other third parties as collateral for, or amounts posted to support, leases, letters of credit, performance bonds, or other obligations), (iii) transaction bonuses to employees, including any fees and taxes associated with such transaction bonuses, and (iv) any cash or other assets used to (A) pay any dividends or distributions or other amounts (however described) to the Seller Parties or their Affiliates, (B) pay any Indebtedness or Transaction Expenses, or (C) repurchase or redeem any equity securities the Company held by the Seller Parties or their Affiliates, directly or indirectly, in each case between the date hereof and the Closing.

“Cause” means the occurrence of any one or more of the following: (i) employee has been convicted of, or entered a plea of guilty or nolo contendere to, a felony or crime involving fraud, dishonesty or moral turpitude; (ii) attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) willful, material violation of any contract or agreement (including the employee’s employment agreement, offer letter or PIIA) between the employee and the Company, or any statutory duty the employee owes to the Company; (iv) willful and material damage to the Company’s property; or (v) conduct that constitutes insubordination, incompetence or neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; of (vi) failure to follow the reasonable instructions of the Company provided, however, that the action or conduct described in clauses (iii), (v) and (vi) above will constitute “Cause” only if such action or conduct continues after the Company has provided the employee with written notice thereof and 30 days to cure the same, provided the same is capable of being cured. Moreover, no act or omission shall be “willful” unless done in bad faith and without a reasonable belief that it was in or not opposed to the best interest of the Company.

“Change of Control” means (a) any transaction or series of related transactions pursuant to which any Person or group acquires more than fifty percent (50%) of the outstanding equity securities or voting power of the Company or Buyer, (b) any merger, consolidation or similar transaction in which the pre-transaction equity holders of the Company or Buyer cease to own more than fifty percent (50%) of the surviving entity, or (c) any sale or other disposition of all or substantially all of the Company’s or Buyer’s assets.

“Closing Adjustment” means an amount calculated, in the good faith determination of Buyer, to equal the aggregate financial differences between the Estimated Closing Statement and the Final Adjustment Statement.

“Closing Cash” means the Cash of the Company as of the Closing.

“Closing Indebtedness” means the Indebtedness of the Company as of the Effective Time.

“Closing Net Working Capital” means the Net Working Capital of the Company as of the Effective Time.

“Closing Transaction Expenses” means Transaction Expenses that are unpaid as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commercial Software” means commercially available Software or click-wrap, shrink-wrap and off-the-shelf licenses that have not been modified or customized by a third party for the Company and that is licensed pursuant to a non-negotiated agreement.

“Company Intellectual Property Rights” means all Intellectual Property Rights that are (i) owned or purported to be owned, in whole or in part, by the Company, (ii) exclusively licensed, or purported to be exclusively licensed, in whole or in part, by the Company, or (iii) exclusively held, or purported to be exclusively held, in whole or in part, by the Company. For purposes of the foregoing, “owned” includes ownership of a beneficial right pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign Intellectual Property Rights to the Company.

“Contracts” means, whether oral or written, all agreements, arrangements, contracts, mortgages, deeds, instruments, guaranties, indentures, notes, leases, purchase orders, sales orders, arrangements, letters of credit, and binding commitments.

“DCSA” means the Defense Counterintelligence and Security Agency (formerly the Defense Security Service), or any successor agency.

“Disclosure Schedules” means the disclosure schedules delivered to Buyer by the Seller simultaneously with entering into this Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“Environmental Law” means any and all Laws, and any Governmental Authorization or binding agreement with any Governmental Entity (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health and safety, or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), or (b) concerning the presence of emissions, discharges, Releases, or threatened Releases of, or the management, manufacture, processing, distribution, use, labeling, packaging, generation, treatment, containment, storage, disposal, transport, or handling of, or exposure to any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person which is treated with the Company as a single employer pursuant to Section 414 of the Code and/or Section 4001(b)(1) of ERISA.

“Facility Security Clearance” or “FCL” means the administrative determination by DCSA that the Company is eligible for access to classified information at the Top-Secret level, as granted and maintained under the NISPOM.

“Final Cash Payment” means an amount equal to (i) $500,000, minus (ii) Final Closing Indebtedness, minus (iii) Final Closing Transaction Expenses, plus (iv) an amount (whether such amount is a positive or negative number) equal to (A) Final Net Working Capital, minus (B) the Working Capital Target, plus (v) Final Closing Cash.

“Final Closing Cash” means the Closing Cash as reflected on the Final Adjustment Statement in accordance with Section 2.7(b), Section 2.7(d) or Section 2.7(e), as the case may be.

“Final Closing Indebtedness” means the Closing Indebtedness as reflected on the Final Adjustment Statement in accordance with Section 2.7(b), Section 2.7(d) or Section 2.7(e), as the case may be.

“Final Closing Transaction Expenses” means the Closing Transaction Expenses as reflected on the Final Adjustment Statement in accordance with Section 2.7(b), Section 2.7(d) or Section 2.7(e), as the case may be.

“Final Net Working Capital” means Net Working Capital as reflected on the Final Adjustment Statement in accordance with Section 2.7(b), Section 2.7(d) or Section 2.7(e), as the case may be.

“Financial Information” means the unaudited financial statements of the Company as of and for the calendar years ending December 31, 2024 and December 31, 2025 and the unaudited balance sheet of the Company as of April 30, 2026 and the unaudited income statement for the four months ended April 30, 2026 provided to Buyer.

“Fraud” means (a) willful or intentional breach of this Agreement or (b) Delaware common law fraud that is committed by a party with the intent to deceive another party in connection with the transactions contemplated hereby.

“Fundamental Representations” means the representations or warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization), Section 3.3 (Binding Effect), , Section 3.6 (Assets; Capitalization; Equity Interests), Section 3.15 (Taxes), Section 3.17 (Finder’s Fees), Section 4.1 (Organization and Qualification), Section 4.2 (Authorization), Section 3.2 (Authorization), Section 4.7 (Sufficiency of Funds), and Section 4.9 (Finder’s Fees).

“Good Reason” means the occurrence of any of the following undertaken by the Company without an employee’s express written consent: (i) a material diminution in the employee’s title, duties, responsibilities, or authority as in effect immediately following the effective date of such employee’s employment; (ii) a material reduction in the employee’s base salary; or (iii) a material breach by the Company of the employee’s employment agreement, offer letter or any other material agreement between the employee and the Company; provided that to trigger a resignation for Good Reason, an employee must provide written notice to the Company within 45 days of the occurrence of the event constituting Good Reason, the Company shall have 30 days to cure such event, and the employee must resign within 45 days following the expiration of the cure period.

“Government Contract” means any active contract, subcontract, task order, delivery order, basic ordering agreement, blanket purchase agreement, grant, cooperative agreement, or other contractual arrangement (including all modifications, amendments, and option periods thereto) that (a) is between the Company and any Governmental Entity, or (b) is between the Company and any prime contractor, higher-tier subcontractor, or other Person, where the work performed by the Company thereunder is in support of a prime contract with a Governmental Entity, including any such arrangement that requires the Company to maintain a Facility Security Clearance or to afford access to classified information.

“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Entity or any securities exchange.

“Governmental Entity” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Hazardous Material” means (i) any substance, chemical, product, derivative, compound, mixture, pollutant, contaminant, hazardous or toxic substance, material or waste in each case, whether natural occurring or manmade, that is regulated, listed, limited or prohibited pursuant to any Environmental Law due to a potential for harm, including any designated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum derived products, asbestos in any form, lead or lead-containing materials, radon, mold, urea formaldehyde foam insulation, radioactive materials or wastes, per- or polyfluoroalkyl substances, COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof), bacteria or other pathogen, and any polychlorinated biphenyls.

“Indebtedness” means, collectively, with respect to the Company, without duplication, the sum of all amounts needed by the Company to pay in full and terminate all obligations (other than indemnity obligations that are not owing or outstanding) with respect to (i) all indebtedness for borrowed money of the Company, (ii) all obligations under acceptance credit, bond, banker’s acceptance, guarantee, surety, letters of credit or similar facilities, (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, the amounts of all checks written and wires issued but not yet cleared and the amount of all checks drawn and wires issued in excess of balances, (iv) obligations under indentures or arising out of any swap, option, derivative, hedging or similar arrangement, (v) matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or equity interests or any warrants, rights or options to acquire such capital stock or equity interest, (vi) the capitalized portion of all obligations under capital or direct financing leases and purchase money and/or vendor financing, (vii) [Reserved], (viii) any deferred purchase price, earn-out or similar deferred payment obligation, (ix) all amounts secured by a Lien (other than a Permitted Lien) on the Company’s assets or equity interests, (x) any Taxes of the Company deferred pursuant to Section 2302 of the CARES Act that are unpaid as of the Closing Date, (xi) Tax distributions payable by the Company to direct or indirect members of the Company with respect to the income of the Company through the close of business on the Closing Date, (xii) any amounts owed to any Representative or Affiliate of the Company (other than accrued but unpaid compensation owed to non-Seller Party employees of the Company (A) to the extent included in the final calculation of “Net Working Capital” or (B) otherwise included in the definitions of “Indebtedness” and/or “Transaction Expenses” (which such accrued but unpaid compensation shall, for the avoidance of doubt, be treated as Indebtedness and/or a Transaction Expense as so defined)), (xiii) all customer accounts receivable credit (i.e., contra) balances or amounts, (xiv) all deferred revenue obligations in accordance with GAAP, (xv) underfunding under any defined benefit pension or retiree medical plan and any accrued employer contributions required to be made under any defined contribution plan, (xvi) the amount of earned, accrued and unpaid bonuses and commissions that relate to any period (including any partial performance period) ending on or prior to the Closing Date, including the employer portion of any employment or payroll Taxes related thereto, (xvii) all severance obligations owed to any Person whose employment or other service terminated, or who received a notice of termination from or provided a notice of termination to, the Company on or prior to the Closing Date, (xviii) all pending insurance recoupments, and (xix) all guarantee or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (xviii) above, including, in each case, accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing. For the avoidance of doubt, in no event shall Indebtedness be included in Net Working Capital.

“Indemnified Party” means any Person entitled to seek indemnification pursuant to the provisions of Section 5.3.

“Indemnifying Party” means any Person against whom indemnification may be sought pursuant to the provisions of Section 5.3.

“Indemnified Taxes” means any (a) Liability for Taxes of the Owners, (b) Liability for Taxes of a Person other than the Seller or the Company imposed on the Company as a transferee or successor, by Contract or operation of Law as a result of an act, transaction or occurrence prior to the Closing or pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign Law) as a result of being a member of a consolidated, combined or unitary group with such Person for Tax purposes prior to the Closing, (c) Liability for Taxes of the Company with respect to any Pre-Closing Tax Period (determined in the case of a Straddle Period in accordance with the principles of Section 6.5), (d) Taxes attributable to the Company’s failure to qualify as (i) a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code or any analogous provision of state or local Law from January 1, 2006 until the day immediately prior to the Contribution, or (ii) an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) immediately prior to the Closing; (e) Tax that is a social security, Medicare, unemployment or other employment, withholding, payroll Tax or similar amount or employee insurance that arises as a result of any payment made to the Seller Parties pursuant to this Agreement; and (f) Liability for Taxes in connection with the Reorganization; provided that Indemnified Taxes shall not include (I) any and all Transfer Taxes for which Buyer is responsible pursuant to Section 6.1; (II) any Taxes attributable to any transaction occurring after the Closing on the Closing Date and that is not in the ordinary course of business of the Company and not contemplated by this Agreement; (III) any Taxes taken into account in the determination of the Final Closing Indebtedness, Final Net Working Capital or Final Closing Transaction Expenses; (IV) any Taxes of an affiliated, consolidated, combined or unitary group of which Buyer is a member; or (V) any Taxes payable by the Company as a result of a SALT Election, except to the extent that (A) such SALT Election was made prior to the Closing by or at the direction of the Company or the Seller and (B) the Taxes payable by the Company as a result of such SALT Election are paid after the Closing. For purposes of this definition, any reference to the Company shall be deemed to include any Person that merged with or was liquidated or converted into the Company.

“Insurance Tail Policies” means extended reporting period endorsements under the Company’s existing business owner’s general liability insurance policy, errors and omissions insurance policy and cyber and data security policy, each of which shall (i) be effective for a period of three (3) years following the Closing Date, (ii) provide coverage with respect to claims arising from facts, circumstances, events, or acts occurring at or prior to the Closing, and (iii) have limits, terms, conditions, and exclusions that are no less favorable in the aggregate than those in effect under the applicable extended insurance policy immediately prior to the Closing.

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights and all rights associated therewith, in any jurisdiction throughout the world, whether registered or unregistered, including, but not limited to, all rights pertaining to or deriving from (a) patents and patent applications and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”), (b) all rights in inventions, invention disclosures, discoveries and improvements, whether or not patentable, (c) all designs and any registrations and applications therefor, (d) copyrights and mask works (whether registered or unregistered), and all registrations and applications therefor, and all works of authorship (including copyrights in Software), whether or not copyrightable, and all other rights corresponding thereto (“Copyrights”), (e) computer software and firmware, including all programs in any form, development tools, library functions, compilers, platform and application software (including user interfaces therefor), data files, in each case whether in source code or object code format, and all specifications and documentation related thereto (“Software”), (f) trademarks, trade names, service marks, certification marks, service names, corporate names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith and all applications, registrations and renewals thereof (collectively, “Trademarks”), (g) all moral rights, (h) trade secrets, non-public information, confidential information, know-how, business information and technical information (including formulas, techniques and processes), and rights to limit the use or disclosure thereof by any Person, (i) Internet domain name registrations, URL addresses, and Internet addresses, social media accounts and any and all goodwill associated with and symbolized by the foregoing items (“Domain Names”), (j)  all rights in data, databases, data collections, and data compilations and all documentation relating to the foregoing, and (k) any similar or equivalent rights to any of the foregoing, including, in each case, all rights to claim priority thereto and recover damages for the infringement thereof.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any constitution, law (including common law), statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity or securities exchange, including Privacy Laws and Environmental Laws.

“Liability” means with respect to any Person, any liability, debt, loss, damage, adverse claim, fine, penalty, expense, deficiency, responsibility or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, choate or inchoate, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, and including all costs and expenses relating thereto (including all documented fees, disbursements and expenses of legal counsel, experts and consultants and costs of investigation).

“Lien” means any charge, mortgage, pledge, hypothecation, security interest, assignment, license, lien (statutory or otherwise), restriction, claim, easement, title retention agreement or arrangement, conditional sale, deemed statutory trust, restrictive covenant or other encumbrance of any nature which, in substance, secures payment or performance of an obligation.

“Losses” means any loss, Liability, Taxes, claim, damage (other than punitive, special, or exemplary damages, except to the extent any such damages are required to be paid and actually awarded to an unaffiliated third party in respect of a claim by such third party that is indemnifiable under Section 5.3), obligation, disbursement, deficiency, demand, diminution in value, suit, penalty, settlement, fine, cost or expense, including interest, penalties, legal, accounting, other professional fees, and expenses or other costs and expenses actually and reasonably incurred in the investigation, collection, prosecution or defense of and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises, that may be imposed on or otherwise incurred or suffered (including the actual and reasonably incurred costs of the enforcement of rights hereunder), including, for the avoidance of doubt, any incidental and reasonably foreseeable consequential damages.

“Material Adverse Effect” means, with respect to the Company, any state of facts, condition, change, development, event or effect (each, an “Effect”) that, either alone or in combination with any other Effect, is, or would reasonably be expected to be or become, materially adverse to the Business, assets, liabilities, condition (financial or other), or results of operations of the Company, taken as a whole; provided that for purposes of this Agreement the following shall be excluded when determining whether or not such an Effect has occurred: (i) general economic conditions or changes, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, military actions, any acts of war, sabotage or terrorism, any epidemic, pandemic or other public health event, or the worsening of any such epidemic, pandemic or other public health event or any other national or international calamity, crisis or emergency) or economic, business, regulatory or market conditions or national or international financial markets or securities markets, including in interest rates; (iii) conditions generally affecting the Company’s industry; (iv) any adverse effect to the extent attributable to the transactions contemplated or permitted hereby, including, without limitation, the announcement or pendency of the transactions contemplated hereby, or to any actions taken by Buyer following the execution and delivery of this Agreement or the Closing, (v) any effect resulting from any changes after the date of this Agreement in applicable Law, regulations or rules or accountancy principles; (vi) the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action required by, this Agreement or the taking of any action approved or consented to in writing by Buyer; (vii) any failure, in and of itself, by such Person to meet internal or published budgets, projections, forecasts, plans, estimates or predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be taken into account to the extent not otherwise excluded by this definition); and (viii) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships with customers, suppliers, landlords, employees, unions, licensors or licensees (including any litigation or claims arising therefrom); provided further, however, that any Effect referred to in clauses (i) through (v) immediately above may be taken into account to the extent (and only to the extent) it has a disproportionate effect on the Company compared to other similarly situated participants operating in the same industries and geographies in which the Company operates (and only such disproportionate impact shall be considered).

“Net Working Capital” means, at any time, (a) the sum of all current assets minus (b) the sum of all current liabilities of the Company, as determined in accordance with the accounting principles, procedures and methodologies set forth on Exhibit F; provided that the parties hereto acknowledge and agree that Annex I attached to Exhibit F includes an illustrative example calculation of Net Working Capital.

“NISPOM” means the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117, as amended from time to time.

“Non-Scheduled Contracts” means (i) the Company’s Organizational Documents, (ii) any Benefit Plan, (iii) any insurance policies of the Company, (iv) any contracts entered into with any legal, accounting, tax or other advisor in the ordinary course of business or in connection with the transactions contemplated hereby, and (v) the transaction documents related to the Reorganization.

“Permitted Liens” means (a) Liens reflected or reserved against on the face of the balance sheet that is a part of the Financial Information, (b) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established in the Financial Information, (c) Liens for Taxes, assessments and other governmental charges not yet due and payable, and (d) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Company’s business or materially affect the value of the underlying property.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Data” means any information relating to an identified or identifiable natural person including (i) a natural person’s name, street address, telephone number, email address, photograph, passport number, credit card number, bank information, or account number, (ii) any other piece of non-publicly available information that allows the identification of such natural person, and (iii) any information that is otherwise included within the applicable definition of personally identifiable information, personal information, personal data, and such other analogous definitions under any applicable Privacy Laws.

“Personnel Security Clearance” means an administrative determination by DCSA that an individual is eligible for access to classified information at a specified level.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Laws” means all laws, orders and any other requirements of a Governmental Entity, or industry standards and self-regulatory regimes applicable to the business of the Company, concerning privacy or security of personally identifiable information, personal information or Personal Data, as such are enacted or in effect on or prior to the date of this Agreement, and state privacy, security and data breach laws.

“Privacy Requirements” means all applicable Privacy Laws together with all Privacy Agreements.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, movement, or migration of Hazardous Material into or through any media, whether soil, surface water, groundwater, air or any combination of the foregoing or within any building interior or components, structure, facility or fixture, and including the abandonment or discarding of barrels, drums, containers and other closed receptacles containing any Hazardous Material.

“Representative” or “Representatives” means, with respect to a particular Person, any Affiliate, director, manager, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person or its Affiliates, including outside legal counsel, accountants and financial advisors.

“Restricted Customer” means any Person with whom the Buyer has done any business during the two (2) year period immediately preceding the termination of an employee’s employment relationship with the Buyer and with which such employee had contact while employed by the Buyer or about which such employee has confidential information.

“Revenue Share Term” means the seven-year period commencing on the Closing Date.

“ROC Evidence Advanced Revenue” means all gross revenue attributable to the “ROC Evidence” product line (or any successor or replacement designation) for any sales by Buyer or any of Buyer’s subsidiaries that require forensic extraction, transformation and loading as one of the deliverables provided by Buyer.

“SALT Election” means an election under applicable state or local income Tax Law made by or with respect to the Company pursuant to which the Company will incur or otherwise be liable for any state or local Tax Liability under applicable state or local Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company had no such election been made, including any such income Tax Liability that is imposed on the Company as a matter of state or local income Tax Law and for which an affirmative election is not required (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Seller’s Knowledge” means the knowledge of the Seller and each of the Owners; provided that for such purpose, an individual will be deemed to have knowledge of a particular fact or matter if (i) that individual is actually aware of that fact or matter or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable inquiry (including an inquiry of such individual’s direct reports).

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof, or a majority of the total economic ownership interest thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity, or a majority of the total economic ownership interest thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all Subsidiaries of each Subsidiary of such Person.

“Tax Return” means any report, return, computation, declaration, estimate, claim, claim for refund, schedule, supplement or information return or statement (including any attachment or amendment to the foregoing) filed or required to be filed with a Governmental Entity in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of any legal requirement relating to any Taxes.

“Tax” or “Taxes” means all (a) federal, state or local and foreign taxes, including income, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs, duties, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding or other taxes, duties, fees, assessments or governmental charges or deficiencies in each case in the nature of a tax, and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), along with any interest in respect of such penalties, fines, or additions applied thereto.

“Taxing Authority” means any Governmental Entity responsible for the administration, imposition or collection of any Tax (foreign or domestic), including the IRS.

“Transaction Expenses” means (i) all severance, compensation, sale bonuses, change in control bonuses, retention bonuses or similar bonuses and payments that become payable by the Company by reason of the transactions contemplated under this Agreement, plus the employer’s share of any employment, unemployment, payroll or similar Taxes due in connection with any such payment, (ii) the amount of any investment banking, broker, accounting, attorney or other professional fees incurred by the Company or the Seller Parties on or prior to Closing with respect to the transactions contemplated by this Agreement, (iii) the amount of all fees, Liabilities and expenses incurred by the Company for (x) the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and (y) the performance and consummation of the transactions contemplated hereby, (iv) any fees, costs, expenses or disbursements to the extent incurred or payable by the Company or any of its Affiliates in connection with obtaining any consent, approval, authorization, amendment or waiver pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, (v) discretionary compensation or bonus obligations owed or payable to any Owner, (vi) any obligations for deferred compensation payable pursuant to any Benefit Plan, plus the employer portion of any employment or payroll Taxes due in connection with any such amount, (vii) any amounts payable by the Company in connection with phantom equity agreements or the like, plus the employer portion of any employment or payroll Taxes due in connection with any such amounts, (viii) all premiums and other liabilities with respect to the procurement of the Insurance Tail Policies, (ix) 50% of the fees and expenses of RRBB incurred in connection with the audit and reviews required pursuant to Section 5.5, (x) 50% of any Transfer Taxes; provided that, for the avoidance of doubt, no amounts included in the calculation of Indebtedness shall be included in the calculation of Transaction Expenses.

“Working Capital Target” means $300,000.

Exhibit A
Purchased Securities

100% of the issued and outstanding equity interests of the Company.

Exhibit B

Restricted Stock Agreement

Exhibit C

Restrictive Covenant Agreement

Exhibit D-1

Zuccaro Employment Agreement

Exhibit D-2

Sverchek Employment Agreement

Exhibit E

Allocation Methodology

Exhibit F
Net Working Capital Principles

Annex I
Net Working Capital Illustrative Example

Schedule 2.5(e)

Creditors

Schedule 2.5(k)

Offer Letters

Schedule 5.3(a)(v)

Special Indemnities